Exhibit 2.1

SEPARATION AND DISTRIBUTION AGREEMENT

by and between

L BRANDS, INC.

and

VICTORIA’S SECRET & CO.

Dated as of August 2, 2021

i

ii

SCHEDULES
Schedule 1.01(a)	Specified VS Aircraft
Schedule 1.01(b)	Specified L Brands Assets
Schedule 1.01(c)	Specified L Brands Liabilities
Schedule 1.01(d)	Specified L Brands IT Assets
Schedule 1.01(e)	Specified VS IT Assets
Schedule 1.01(f)	Specified VS Trademarks
Schedule 1.01(g)	Specified VS IP
Schedule 1.01(h)	Specified VS Leases
Schedule 1.01(i)	Specified VS Contracts
Schedule 1.01(j)	Specified VS Equity Interests
Schedule 1.01(k)	Members of the VS Group
Schedule 1.01(l)	Specified VS Actions
Schedule 1.01(m)	Specified VS Liabilities
Schedule 1.01(n)	VS First-Tier Subsidiaries
Schedule 2.08(b)	Intercompany Agreements
Schedule 2.10(a)	Guarantees
Schedule 2.10(b)	Specified Guarantee
Schedule 4.15	Other Matters
Schedule 5.03(b)	L Brands Information
Schedule 5.04(c)	Specified L Brands Assumed Actions
Schedule 6.03	Allocation of Certain Expenses
EXHIBITS
Exhibit A-1	Aviation Agreement
Exhibit A-2	Aviation Agreement
Exhibit B	Campus Security and Emergency Operations Services Agreement
Exhibit C	DC2 Lease
Exhibit D	Domestic Transportation Services Agreement
Exhibit E	Employee Matters Agreement
Exhibit F	L Brands to VS Transition Services Agreement
Exhibit G	Letter Agreement
Exhibit H	Tax Matters Agreement
Exhibit I	VS to L Brands Transition Services Agreement
Exhibit J	Amended and Restated Certificate of Incorporation
Exhibit K	Amended and Restated Bylaws
ANNEXES
Annex A	Restructuring Plan

SEPARATION AND DISTRIBUTION AGREEMENT

SEPARATION AND DISTRIBUTION AGREEMENT dated as of August 2, 2021 (as the same may be amended from time to time in accordance with its terms and together with the schedules and exhibits hereto, this “Agreement”) between L Brands, Inc., a Delaware corporation (“L Brands”), and Victoria’s Secret & Co., a Delaware corporation (“VS”) (each, a “Party” and together, the “Parties”).

W I T N E S S E T H:

WHEREAS, the Board of Directors of L Brands has determined that it is in the best interests of L Brands and its stockholders to separate the VS Business from the L Brands Business;

WHEREAS, VS is a wholly owned Subsidiary of L Brands that has been incorporated for the sole purpose of, and has not engaged in activities except in preparation for, the Distribution and the transactions contemplated by this Agreement;

WHEREAS, in furtherance of the foregoing, the Board of Directors of L Brands has determined that it is in the best interests of L Brands and its stockholders to distribute to the holders of the issued and outstanding shares of common stock, par value $0.50 per share, of L Brands (the “L Brands Common Stock”) as of the Record Date, by means of a pro rata dividend, 100% of the issued and outstanding shares of common stock, par value $0.01 per share, of VS (the “VS Common Stock”), on the basis of one (1) share of VS Common Stock for every three (3) then issued and outstanding shares of L Brands Common Stock (the “Distribution”);

WHEREAS, L Brands and VS have prepared, and VS has filed with the Commission, the Form 10, which includes the Information Statement, and which sets forth appropriate disclosure concerning VS and the Distribution, and the Form 10 has become effective under the Exchange Act;

WHEREAS, the Distribution will be preceded by, among other things, (i) the Restructuring, pursuant to which, among other things, all of the equity interests of the VS First-Tier Subsidiaries will be contributed to VS (the “Contribution”), (ii) the entry by VS into the VS Financing Arrangements and (iii) the payment of the Special Cash Payment;

WHEREAS, for United States federal and state income tax purposes, it is intended that (i) the Contribution, the Special Cash Payment and the Distribution, taken together, will qualify as a “reorganization” within the meaning of Section 368(a)(1)(D) of the Internal Revenue Code of 1986, as amended (the “Code”) and each of L Brands and VS will be a “party to the reorganization” within the meaning of Section 368(b) of the Code, (ii) the Distribution will qualify as a tax-free transaction under Sections 355(a) and 361(c) of the Code, and (iii) the L Brands Cash Distribution should qualify as money distributed to L Brands creditors or stockholders in connection with the reorganization for purposes of Section 361(b) of the Code (in each case, qualifying for such treatment under the corresponding provisions of state law), and it is a condition to the Distribution that L Brands will have obtained the Tax Opinion to such effect as contemplated by Section 3.01(a)(ix);

WHEREAS, this Agreement, together with the Ancillary Agreements and other documents implementing the Contribution and the Distribution, is intended to be, and is hereby adopted as, a “plan of reorganization” within the meaning of Treas. Reg. Section 1.368-2(g);

WHEREAS, the Parties have determined to set forth the principal actions required to effect the Distribution and to set forth certain agreements that will govern the relationship between the Parties following the Distribution; and

WHEREAS, the Parties acknowledge that this Agreement and the Ancillary Agreements represent the integrated agreement of L Brands and VS relating to the Distribution, are being entered into together, and would not have been entered into independently.

ACCORDINGLY, in consideration of the mutual covenants contained in this Agreement, the Parties hereby agree as follows:

ARTICLE 1
Definitions

Section 1.01.  Definitions.  (a) As used in this Agreement, the following terms have the following meanings:

“Action” means any demand, claim, suit, action, arbitration, inquiry, investigation or other proceeding by or before any Governmental Authority or any arbitration or mediation tribunal.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, such other Person.  For the purposes of this definition, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise, and the terms “controlling” and “controlled” have meanings correlative to the foregoing.  Notwithstanding any provision of this Agreement to the contrary (except where the relevant provision states explicitly to the contrary), no member of the L Brands Group, on the one hand, and no member of the VS Group, on the other hand, shall be deemed to be an Affiliate of the other.

“Ancillary Agreement” means each of the Aviation Agreements, the Campus Security and Emergency Operations Services Agreement, the DC2 Lease, the Domestic Transportation Services Agreement, the Employee Matters Agreement, the L Brands to VS Transition Services Agreement, the Restructuring Agreements, the Tax Matters Agreement, the VS to L Brands Transition Services Agreement, the Letter Agreement and any other agreements, instruments, or certificates related thereto or to the transactions contemplated by this Agreement (in each case, together with the schedules, exhibits, annexes and other attachments thereto).

“Applicable Law” means, with respect to any Person, any federal, state, local or foreign law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling, directive, guidance, instruction, direction, permission, waiver, notice, condition, limitation, restriction or prohibition or other similar requirement enacted, adopted, promulgated, imposed, issued or applied by a Governmental Authority that is binding upon or applicable to such Person, its properties or assets or its business or operations.

“Aviation Agreements” means, collectively, the Aviation Agreements dated as of the date hereof between the parties thereto substantially in the forms of Exhibit A-1 and Exhibit A-2, as such agreements may be amended from time to time in accordance with their terms.

“Business” means, with respect to the L Brands Group, the L Brands Business and, with respect to the VS Group, the VS Business.

“Business Day” means any day, other than Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Applicable Law to close.

“Campus Security and Emergency Operations Services Agreement” means the Campus Security and Emergency Operations Services Agreement dated as of the date hereof between L Brands and VS substantially in the form of Exhibit B, as such agreement may be amended from time to time in accordance with its terms.

“Cash and Cash Equivalents” of any Person means all cash (including cash in store registers and store bank accounts of stores owned or leased by such Person), cash equivalents, certificates of deposit, time deposits, marketable securities, negotiable instruments, short-term investments and credit card receivables of such Person.

“Commercial Data” means any and all data and information relating to an identified or identifiable Person (whether the information is accurate or not), alone or in combination with other information, which Person is or was an actual or prospective customer of, or consumer of products offered by, the VS Business or L Brands Business, as applicable.

“Commission” means the Securities and Exchange Commission.

“Confidential Information” means, with respect to a Group, (i) any proprietary information that is competitively sensitive, material or otherwise of value to the members of such Group and not generally known to the public, including product planning information, marketing strategies, financial information, information regarding operations, consumer and customer relationships, consumer and customer profiles, sales estimates, business plans and internal performance results relating to the past, present or future business activities of the members of such Group and the consumers, customers, clients and suppliers of the members of such Group, (ii) any proprietary scientific or technical information, design, invention, process, procedure, formula, or improvement that is commercially valuable and secret in the sense that its confidentiality affords any member of such Group a competitive advantage over its competitors and (iii) all confidential or proprietary concepts, documentation, reports, data, specifications, computer software, source code, object code, flow charts, databases, inventions, information, and trade secrets, in the case of each of clauses (i), (ii) and (iii) of this definition, that are related primarily to such Group’s Business; provided that to the extent both the L Brands Business and the VS Business use or rely upon any of the information described in any of the foregoing clauses (i), (ii) or (iii), subject to Section 4.07, such information shall be deemed the Confidential Information of both the L Brands Group and the VS Group.

“Contract” means any written or oral commitment, contract, subcontract, agreement, lease, sublease, license, sublicense, understanding, sales order, purchase order, instrument, indenture, note or any other legally binding commitment or undertaking.

“DC2 Lease” means the DC2 Lease dated as of the date hereof between the parties thereto substantially in the form of Exhibit C, as such agreement may be amended from time to time in accordance with its terms.

“Distribution Agent” means American Stock Transfer & Trust Company, LLC.

“Distribution Date” means August 2, 2021.

“Distribution Documents” means this Agreement and the Ancillary Agreements.

“Distribution Time” means the time at which the Distribution is effective on the Distribution Date, which shall be deemed to be 11:59 pm Eastern Time, on the Distribution Date.

“Domestic Transportation Services Agreement” means the Domestic Transportation Services Agreement dated as of the date hereof between Mast Logistics Services, LLC and VS substantially in the form of Exhibit D, as such agreement may be amended from time to time in accordance with its terms.

“Employee Matters Agreement” means the Employee Matters Agreement dated as of the date hereof between L Brands and VS substantially in the form of Exhibit E, as such agreement may be amended from time to time in accordance with its terms.

“Environmental Law” means any Applicable Law relating to (i) human or occupational health and safety; (ii) pollution or protection of the environment (including ambient air, indoor air, water vapor, surface water, groundwater, wetlands, drinking water supply, land surface or subsurface strata, biota and other natural resources); or (iii) Hazardous Materials including any Applicable Law relating to exposure to, or use, generation, manufacture, processing, management, treatment, recycling, storage, disposal, emission, discharge, transport, distribution, labeling, presence, possession, handling, Release or threatened Release of, any Hazardous Material and any Applicable Law relating to recordkeeping, notification, disclosure, registration and reporting requirements respecting Hazardous Materials.

“Environmental Liabilities” means all Liabilities (including all removal, remediation, reclamation, cleanup or monitoring costs, investigatory costs, response costs, natural resources damages, property damages, personal injury damages, costs of compliance with any settlement, judgment or other determination of Liability and indemnity, contribution or similar obligations and all costs and expenses, interest, fines, penalties or other monetary sanctions in connection therewith) relating to, arising out of or resulting from any (i) (A) Environmental Law, (B) actual or alleged generation, use, storage, manufacture, processing, recycling, labeling, handling, possession, management, treatment, transportation, distribution, emission, discharge or disposal, or arrangement for the transportation or disposal, of any Hazardous Material, or (C) actual or alleged presence of, Release or threatened Release of, or exposure to, any Hazardous Material (including to the extent relating to the actual or alleged exposure to Hazardous Material, any claims that arise under, or are covered by, workers’ compensation laws or workers’ compensation, disability or other insurance providing medical care or compensation to injured workers) or (ii) Contract or other consensual arrangement pursuant to which Liability is assumed or imposed with respect to any of the foregoing, and all costs and expenses, interest, fines, penalties or other monetary sanctions in connection therewith.

“Equity Compensation Registration Statement” means the Registration Statement on Form S-8 or such other form or forms as may be appropriate, as amended and supplemented, including all documents incorporated by reference therein, to effect the registration under the Securities Act of VS Common Stock subject to certain equity awards granted to current and former officers, employees, directors and consultants of the L Brands Group to be assumed or replaced by VS pursuant to the Employee Matters Agreement.

“Escheat Payment” means any payment required to be made to a Governmental Authority pursuant to an abandoned property, escheat or similar law.

“Exchange Act” means the Securities Exchange Act of 1934.

“Form 10” means the registration statement on Form 10 filed by VS with the Commission to effect the registration of VS Common Stock pursuant to the Exchange Act in connection with the Distribution, as such registration statement may be amended or supplemented from time to time.

“Governmental Authority” means any multinational, foreign, federal, state, local or other governmental, statutory or administrative authority, regulatory body or commission or any court, tribunal or judicial or arbitral authority which has any jurisdiction or control over either Party (or any of their Affiliates).

“Group” means, as the context requires, the VS Group, the L Brands Group or either or both of them.

“Hazardous Material” means (i) any petroleum or petroleum products, radioactive materials, toxic mold, radon, asbestos or asbestos-containing materials in any form, lead-based paint, urea formaldehyde foam insulation, Per- and Polyfluoroalkyl Substances (PFAs) or polychlorinated biphenyls (PCBs); and (ii) any chemicals, materials, substances, compounds, mixtures, products or byproducts, biological agents, or living or genetically modified materials, pollutants, contaminants or wastes that are now or hereafter become defined or characterized as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “extremely hazardous wastes,” “restricted hazardous wastes,” “special waste,” “toxic substances,” “pollutants,” “contaminants,” “toxic,” “dangerous,” “corrosive,” “flammable,” “reactive,” “radioactive,” or words of similar import, under any Applicable Law pertaining to the environment.

“Indebtedness” of any Person means (i) indebtedness of such Person for borrowed money, (ii) indebtedness of such Person evidenced by notes, debentures, bonds or other similar instruments, (iii) indebtedness of such Person evidenced by letters of credit, banker’s acceptances, bank guarantees, performance and surety bonds or similar credit instruments, (iv) all capitalized lease obligations, and (v) the obligations of such Person for the deferred purchase price of businesses, properties, securities, goods or services (including any “earn-outs”).

“Indemnitees” means, as the context requires, the L Brands Indemnitees or the VS Indemnitees.

“Information Statement” means the Information Statement to be sent to each holder of L Brands Common Stock in connection with the Distribution.

“Intellectual Property Right” means any Trademark, mask work, invention, patent, copyright, work of authorship, trade secret and know-how (such as formulas, manufacturing or production processes and techniques, methods, schematics, technical data and designs, customer and supplier lists, financial and marketing plans, pricing and cost information) or rights in software, data, databases, and any other similar or other type of proprietary or intellectual property right worldwide, including any registrations or applications for registration of any of the foregoing, any right to sue or recover or retain damages and costs and attorneys’ fees for the past, present or future infringement, misappropriation or other violation of any of the foregoing and any right to claim priority with respect to the foregoing.

“IT Assets” means information technology equipment and hardware, including desktop computers, desktop phones, printers, servers, workstations, routers, hubs, switches, data communications lines, personal laptops, personal mobile devices, cellular phones, tablets and end-user special use technology and all associated documentation owned, used, licensed or leased by L Brands or any of its Subsidiaries (excluding any public networks). For clarity, “IT Assets” do not include software.

“L Brands Assets” means all assets, properties and businesses, of whatever sort, nature or description, of L Brands or any of its Subsidiaries (including any member of the VS Group), or that are used or held for use in the L Brands Business, other than the VS Assets, including, for the avoidance of doubt:

(a)          all of the interests in any capital stock or other equity securities or interest of or in any Person, other than the VS Equity Interests;

(b)          except as set forth in clause (c) of the definition of “VS Assets,” all Cash and Cash Equivalents of L Brands and its Subsidiaries as of the Distribution Time;

(c)          all distribution centers (and offices therein) of L Brands and its Subsidiaries and all leases of, and other interest in, real property, in each case together with all buildings, fixtures and improvements erected thereon, other than the VS Real Property;

(d)          all insurance policies of L Brands and its Subsidiaries;

(e)          the L Brands Records;

(f)          the L Brands Commercial Data;

(g)          all rights of L Brands arising under this Agreement or any of the Ancillary Agreements or any of the transactions contemplated hereby or thereby;

(h)          the Intellectual Property Rights owned by L Brands or any of its Subsidiaries that are not included in the VS IP, including all L Brands Names and Marks;

(i)          all furniture and equipment (excluding IT Assets) located on any real property not included in the VS Assets;

(j)          all IT Assets (other than VS IT Assets), including, for the avoidance of doubt, the Specified L Brands IT Assets;

(k)          all accounts receivable other than those described in clause (h) of the definition of “VS Assets”;

(l)          all recovery, rights, causes of action and awards, in each case, with respect to any Actions and claims that are or relate to L Brands Liabilities;

(m)          all right, title and interest in, to or under the aircraft set forth on Schedule 1.01(a) other than the right, title and interest described in clause (i) of the definition of “VS Assets”;

(n)          all Contracts other than the VS Contracts, those set forth in clause (l)(i) of the definition of “VS Assets” and those included in the VS IP; and

(o)          the assets, properties and businesses set forth on Schedule 1.01(b);

provided that, notwithstanding the foregoing, the allocation of assets relating to Taxes shall be governed by the Tax Matters Agreement.

If any asset, property or business is identified as both an L Brands Asset and a VS Asset, it will be treated as an L Brands Asset and not a VS Asset.

“L Brands Business” means all of the businesses conducted by L Brands and its Subsidiaries from time to time, whether before, on or after the Distribution, other than the VS Business.  For the avoidance of doubt, the VS Assets will not be considered part of the L Brands Business.

“L Brands Commercial Data” means any and all Commercial Data owned, used or held for use by L Brands or any of its Subsidiaries that is not included in the VS Commercial Data.

“L Brands Group” means L Brands and its Subsidiaries (other than any member of the VS Group).

“L Brands Liabilities” means (without duplication) all of the following (as determined by L Brands in its reasonable discretion):

(a)          all Liabilities of L Brands and its Subsidiaries that are not VS Liabilities and all such other Liabilities set forth on Schedule 1.01(c); and

(b)          all Liabilities that are expressly contemplated by this Agreement or any other Ancillary Agreement as Liabilities to be retained or assumed by L Brands or any other member of the L Brands Group, and all agreements, obligations and other Liabilities of L Brands or any member of the L Brands Group under this Agreement or any of the other Ancillary Agreements;

provided that, notwithstanding the foregoing, (i) the allocation of Liabilities relating to Taxes shall be governed by the Tax Matters Agreement and (ii) the allocation of Liabilities relating to the employment, employee benefits and employee compensation matters expressly covered by the Employee Matters Agreement shall be governed by the Employee Matters Agreement.

“L Brands Names and Marks” means any and all Trademarks and other source or business identifiers incorporating any Trademark owned by L Brands and its Subsidiaries that are not included in the VS Trademarks, along with any variations or derivatives thereof and any name, marks, logos or other identifiers similar to any of the foregoing.

“L Brands Records” means all books, records, files and papers, whether in hard copy or computer format, prepared in connection with this Agreement or the transactions contemplated hereby, all books, records, files and papers of the VS Business to the extent required to be retained by L Brands or any of its Subsidiaries under Applicable Law, and all minute books and corporate records of L Brands and its Subsidiaries.

“L Brands to VS Transition Services Agreement” means the L Brands to VS Transition Services Agreement dated as of the date hereof between L Brands and VS substantially in the form of Exhibit F, as such agreement may be amended from time to time in accordance with its terms.

“Letter Agreement” means the Letter Agreement dated as of the date hereof between L Brands and VS substantially in the form of Exhibit G, as such agreement may be amended from time to time in accordance with its terms.

“Liabilities” means any and all claims, debts, liabilities, damages and obligations (including any Escheat Payment) of any kind, character or description, whether absolute or contingent, matured or not matured, liquidated or unliquidated, accrued or unaccrued, known or unknown, whenever arising, including all costs and expenses (including attorneys’ fees and expenses and associated investigation costs) relating thereto, and including those claims, debts, liabilities, damages and obligations arising under this Agreement, any Applicable Law, any Action or threatened Action, any order or consent decree of any Governmental Authority or any award of any arbitrator of any kind, and those arising under any agreement, commitment or undertaking, including in connection with the enforcement of rights hereunder or thereunder.

“NYSE” means the New York Stock Exchange.

“Permit” means any license, permit, approval, consent, certification, franchise, registration or authorization which has been issued by or obtained from any Governmental Authority.

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a Governmental Authority.

“Personal Information” means “personal information,” “personally identifiable information,” “personal data” or any term of similar intent, in each case as defined under Applicable Law pertaining to data privacy.

“Record Date” means the close of business on July 22, 2021.

“Release” means any release, spill, emission, leaking, dumping, pumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into, onto, within or through the indoor or outdoor environment (including ambient air, surface water, groundwater, land surface or subsurface strata, soil and sediments) or into, through, or within any property, building, structure, fixture or equipment.

“Restructuring” means the reorganization of certain businesses, assets and liabilities of the L Brands Group and the VS Group to be completed before the Distribution Time in accordance with the Restructuring Plan.

“Restructuring Plan” means that certain L Brands, Inc. Project 2021 (Spin) Step Plan, attached hereto as Annex A.

“Securities Act” means the Securities Act of 1933.

“Special Cash Payment” means a cash payment from VS in an amount of $975,992,197.25, payable to L Brands prior to the Distribution.

“Specified L Brands IT Assets” means the IT Assets set forth on Schedule 1.01(d).

“Specified VS IT Assets” means the IT Assets set forth on Schedule 1.01(e).

“Subsidiary” means, with respect to any Person, any other entity of which (i) a majority of the voting securities or (ii) securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions, are at the time directly or indirectly owned by such Person.

“Tax” or “Taxes” has the meaning set forth in the Tax Matters Agreement.

“Tax Benefit” has the meaning set forth in the Tax Matters Agreement.

“Tax Matters Agreement” means the Tax Matters Agreement dated as of the date hereof between L Brands and VS substantially in the form of Exhibit H, as such agreement may be amended from time to time in accordance with its terms.

“Tax Opinion” has the meaning set forth in the Tax Matters Agreement.

“Third Party” means any Person that is not a member or an Affiliate of the VS Group or the L Brands Group.

“Trademark” means trademarks, service marks, trade names, service names, domain names, social media identifiers and accounts, trade dress, logos, slogans and other identifiers of same, including all goodwill associated therewith, and all common law rights, and registrations and applications for registration thereof, all rights therein provided by international treaties or conventions, and all reissues, extensions and renewals of any of the foregoing.

“VS Active Employee” has the meaning set forth in the Employee Matters Agreement.

“VS Assets” means, except as expressly otherwise contemplated in this Agreement or any Ancillary Agreement, the following assets of L Brands and its Subsidiaries (as determined by L Brands in its reasonable discretion):

(a)          all of L Brands’ and its Subsidiaries’ right, title and interest in, to and under the VS Equity Interests;

(b)          (i) all Trademarks owned by L Brands or any of its Subsidiaries and used or held for use, in each case, exclusively in the conduct of the VS Business by L Brands and its Subsidiaries as the same shall exist on the Distribution Date and (ii) the Trademarks set forth on Schedule 1.01(f), in each case, together with all corresponding rights that may be secured throughout the world with respect to any of the foregoing (clauses (i) and (ii) collectively, the “VS Trademarks”);

(c)          Cash and Cash Equivalents of each member of the VS Group as of the Distribution Time;

(d)          all of L Brands’ and its Subsidiaries’ right, title and interest in and to the fee or leasehold interests, as the case may be, in, to and under the VS Distribution Centers, together with all buildings, fixtures and improvements erected thereon, and all L Brands’ and its Subsidiaries’ right, title and interest in and to any furniture and equipment (excluding IT Assets) located at the VS Distribution Centers;

(e) all Intellectual Property Rights (excluding all (A) Trademarks and (B) Commercial Data) that are owned by L Brands and its Subsidiaries and used or held for use, in each case, exclusively in the conduct of the VS Business by L Brands and its Subsidiaries as the same shall exist on the Distribution Date and (ii) the Intellectual Property Rights set forth on Schedule 1.01(g), in each case, together with all corresponding rights that may be secured throughout the world with respect to any of the foregoing;

(f)          to the extent not prohibited under Applicable Law or any privacy policies of L Brands and its Subsidiaries, all of L Brands’ and its Subsidiaries’ right, title and interest in and to the VS Commercial Data;

(g)          all of L Brands’ and its Subsidiaries’ rights to any recovery, rights, causes of action and awards, in each case, with respect to the Actions and claims that are VS Liabilities;

(h)          accounts receivable of each member of the VS Group;

(i)          the percentage of L Brands’ and its Subsidiaries’ right, title and interest in the aircraft in each case as set forth on Schedule 1.01(a);

(j)          all of L Brands’ and its Subsidiaries’ right, title and interest in, to and under the VS Contracts;

(k)          (i) all IT Assets located in any VS Real Property (other than the Specified L Brands IT Assets) and (ii) the Specified VS IT Assets (collectively, the “VS IT Assets”); and

(l)          all right, title and interest of L Brands and its Subsidiaries in, to and under the following assets, properties, rights and businesses (other than such right, title and interest in any equity interests in any Person, Intellectual Property Rights, Commercial Data, Cash and Cash Equivalents, distribution centers (and offices located therein), IT Assets, Actions, accounts receivable and aircraft) of L Brands and its Subsidiaries to the extent owned, held or used in each case primarily in the conduct of the VS Business by L Brands and its Subsidiaries as the same shall exist on the Distribution Date:

(i)          all leases of, and other interest in, real property, in each case together with all buildings, fixtures and improvements erected thereon and all furniture and equipment located thereon, including the leases set forth on Schedule 1.01(h);

(ii)          all raw materials, work-in-process, finished goods, supplies and other inventories;

(iii)          all prepaid expenses, including ad valorem taxes, leases and rentals;

(iv)          all transferable Permits;

(v)          all books, records, files and papers, including Personal Information, other than the L Brands Records; and

(vi)          all rights under warranties, indemnitees, guarantees, refunds and similar rights of L Brands and its Subsidiaries against Third Parties;

provided that, notwithstanding the foregoing, the allocation of assets relating to Taxes shall be governed by the Tax Matters Agreement (other than the allocation of prepaid ad valorem Taxes, which shall be governed by clause (l)(iii) above).

“VS Business” means the specialty retail business of L Brands and its Subsidiaries with respect to women’s intimate and other apparel, accessories, beauty care products and fragrances that is conducted under the Victoria’s Secret or PINK brands.

“VS Commercial Data” means any and all Commercial Data used or held for use, in each case, exclusively in the conduct of the VS Business by L Brands and its Subsidiaries as the same shall exist on the Distribution Date.

“VS Contracts” means the Contracts (i) used or held for use, in each case, exclusively in the conduct of the VS Business by L Brands and its Subsidiaries as the same shall exist on the Distribution Date or (ii) set forth on Schedule 1.01(i).

“VS Distribution Centers” means the following distribution centers and offices of L Brands and its Subsidiaries: (i) Distribution Center 4 located at Four Limited Parkway, Reynoldsburg, Ohio, 43068, (ii) Distribution Center 5 located at Five Limited Parkway, Reynoldsburg, Ohio 43068 and (iii) the real property commonly known as DC6, located at 3425 Morse Crossing, Columbus, Ohio, 43219.

“VS Equity Interests” means (i) the equity interests of each member of the VS Group and (ii) the equity interests of the entities set forth on Schedule 1.01(j).

“VS Financing Arrangements” means (i) the First Lien Credit Agreement among VS, the Lenders (as defined therein) from time to time party thereto and JP Morgan Chase Bank, N.A., as administrative agent and collateral agent, (ii) the Indenture between VS and U.S. Bank National Association as trustee, pursuant to which senior unsecured notes will be issued, and (iii) the Revolving Credit Agreement among VS, the Borrowing Subsidiaries (as defined therein) party thereto, the Lenders (as defined therein)  thereto and JPMorgan Chase Bank, N.A., as administrative agent and collateral agent, pursuant to which revolving credit commitments in an aggregate amount equal to $750,000,000 will be extended.

“VS First-Tier Subsidiaries” means the entities set forth on Schedule 1.01(n).

“VS Group” means VS and its Subsidiaries set forth on Schedule 1.01(k).

“VS IP” means all Intellectual Property Rights owned by L Brands and its Subsidiaries and included in the VS Assets.

“VS IT Assets” has the meaning set forth in the definition of “VS Assets.”

“VS Liabilities” means, as determined by L Brands in its reasonable discretion, all Liabilities (including Environmental Liabilities) to the extent arising out of the VS Assets or to the extent relating to or to the extent arising out of the conduct of the VS Business, as currently or formerly operated (including as conducted or operated by any predecessor of any member of the L Brands Group or the VS Group), in each case, whether incurred, accruing or arising on, prior to or after the Distribution, including:

(a)          all Indebtedness of each member of the VS Group;

(b)          all Liabilities relating to, arising out of or in connection with or resulting from the VS Financing Arrangements;

(c)          all Liabilities of L Brands and its Subsidiaries arising under the VS Contracts and the Contracts set forth in clause (l)(i) of the definition of “VS Assets”;

(d)          all Liabilities relating to any products manufactured or sold by the VS Business;

(e)          the Actions set forth on Schedule 1.01(l);

(f)          all Liabilities that are expressly contemplated by this Agreement or any other Ancillary Agreement as Liabilities to be retained or assumed by VS or any other member of the VS Group, and all agreements, obligations and other Liabilities of VS or any member of the VS Group under this Agreement or any of the other Ancillary Agreements; and

(g)          all Liabilities set forth on Schedule 1.01(m);

provided that, notwithstanding the foregoing, (i) the allocation of Liabilities relating to Taxes shall be governed by the Tax Matters Agreement and (ii) the allocation of Liabilities relating to the employment, employee benefits and employee compensation matters expressly covered by the Employee Matters Agreement shall be governed by the Employee Matters Agreement.

“VS Real Property” means all (i) VS Distribution Centers and (ii) other real property (other than distribution centers and offices therein) to the extent included in the VS Assets.

“VS to L Brands Transition Services Agreement” means the VS to L Brands Transition Services Agreement dated as of the date hereof between L Brands and VS substantially in the form of Exhibit I, as such agreement may be amended from time to time in accordance with its terms.

“VS Trademarks” has the meaning set forth in the definition of “VS Assets.”

(a)          Each of the following terms is defined in the Section set forth opposite such term:
Term	Section
Agreement	Preamble
Amended and Restated Bylaws	2.02(c)
Amended and Restated Certificate of Incorporation	2.02(c)
Arbitration Association	6.09(c)
Claim	5.04(a)
Code	Recitals
Contribution	Recitals
Disposing Party	4.05
Dispute	6.09(a)
Distribution	Recitals
Guarantee	2.09
Indemnified Party	5.04(a)
Indemnifying Party	5.04(a)
Intercompany Accounts	2.06
L Brands	Preamble
L Brands Cash Distribution	2.02(b)
L Brands Common Stock	Recitals
L Brands Designee	2.03(a)
L Brands Indemnitees	5.02(a)
L Brands Insurance Claims	4.10(b)
L Brands Insurance Policies	4.10(a)
L Brands Temporary Facilities	4.14
Mediation Notice	6.09(b)

Term	Section
Mediation Period	6.09(c)
Party	Preamble
Pre-Distribution Occurrences	4.10(b)
Prior Company Counsel	4.07(e)
Privilege	4.07(a)
Privileged Information	4.07(a)
Receiving Party	4.05
Released Parties	5.01(a)
Representatives	4.06
Restructuring Agreements	2.04
Segregated Account	2.02(b)
Shared Contract	2.05
Specified Guarantee	2.10(b)
Temporary Facilities	4.14
Third Party Claim	5.04(b)
VS	Preamble
VS Common Stock	Recitals
VS Designee	2.03(a)
VS Financing Transactions	2.02(b)
VS Indemnitees	5.03
VS Temporary Facilities	4.14

Section 1.02.  Interpretation.  In this Agreement, unless the context clearly indicates otherwise:

(a)          words used in the singular include the plural and words used in the plural include the singular;

(b)          references to any Person include such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement;

(c)          except as otherwise clearly indicated, reference to any gender includes the other gender;

(d)          the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”;

(e)          reference to any Article, Section, Exhibit or Schedule means such Article or Section of, or such Exhibit or Schedule to, this Agreement, as the case may be, and references in any Section or definition to any clause means such clause of such Section or definition;

(f)          the words “herein,” “hereunder,” “hereof,” “hereto” and words of similar import shall be deemed references to this Agreement as a whole and not to any particular Section or other provision hereof;

(g)          reference to any agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and by this Agreement;

(h)          reference to any law (including statutes and ordinances) means such law (including all rules and regulations promulgated thereunder) as amended, modified, codified or reenacted, in whole or in part, and in effect at the time of determining compliance or applicability;

(i)          relative to the determination of any period of time, “from” means “from and including,” “to” means “to and including” and “through” means “through and including”;

(j)          the titles to Articles and headings of Sections contained in this Agreement have been inserted for convenience of reference only and shall not be deemed to be a part of or to affect the meaning or interpretation of this Agreement;

(k)          unless otherwise specified in this Agreement, all references to dollar amounts herein shall be in respect of lawful currency of the United States;

(l)          any capitalized term used in an Exhibit or Schedule but not otherwise defined therein shall have the meaning set forth in this Agreement; and

(m)          the word “or” means “and/or” unless the context requires otherwise.

ARTICLE 2
Prior to the Distribution

Section 2.01.  Information Statement; Listing.  Prior to the Distribution Time, L Brands shall mail (or shall have mailed) the Information Statement to the holders of L Brands Common Stock as of the Record Date.  At or prior to the Distribution Time, L Brands and VS shall take (or shall have taken), all such actions as may be necessary or appropriate under the securities or blue sky laws of states or other political subdivisions of the United States and shall use commercially reasonable efforts to comply with all applicable foreign securities laws in connection with the transactions contemplated by this Agreement and the Ancillary Agreements.  Prior to the Distribution Time, VS shall prepare, file and pursue (or shall have prepared, filed and pursued) an application to permit listing of the VS Common Stock on the NYSE and shall give the NYSE advance notice of the Record Date in compliance with Rule 10b-17 under the Exchange Act.

Section 2.02.  Restructuring and Other Actions prior to the Distribution Time.

(a)          Restructuring.  The Restructuring shall have been consummated on or prior to the Distribution Time.

(b)          VS Financing Arrangements and Payments.  Between the date of this Agreement and the Distribution, VS shall enter into (or shall have entered into) the VS Financing Arrangements and related financing transactions described in the Information Statement as occurring prior to the Distribution Date (the “VS Financing Transactions”), and receive the proceeds thereof. Immediately thereafter and prior to the Distribution, L Brands shall effect the Contribution.  As consideration for the Contribution, VS shall (i) issue to L Brands 88,303,261 shares of VS Common Stock and (ii) pay to L Brands the Special Cash Payment in immediately available funds to one or more accounts designated in writing by L Brands. L Brands will maintain the funds received from the Special Cash Payment in a non-interest bearing segregated bank account (a “Segregated Account”) and will take into account for Tax purposes all items of income, gain, deduction or loss associated with the funds while maintained in this segregated account. Within six (6) months following the Distribution, L Brands will distribute the cash held in the Segregated Account to (i) L Brands’ creditors in retirement of outstanding L Brands indebtedness or (ii) to L Brands’ stockholders in repurchase of, or distribution with respect to, shares of L Brands common stock (together, the “L Brands Cash Distribution”).

(c)          Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws.  At or prior to the Distribution Time, (i) L Brands and VS shall each take (or shall have taken) all necessary action that may be required to provide for the adoption by VS of an amended and restated certificate of incorporation of VS, substantially in the form of Exhibit J (the “Amended and Restated Certificate of Incorporation”), and amended and restated bylaws of VS, substantially in the form of Exhibit K (the “Amended and Restated Bylaws”), and (ii) VS shall file (or shall have filed) the Amended and Restated Certificate of Incorporation of VS with the Secretary of State of the State of Delaware.

(d)          The Distribution Agent.  At or prior to the Distribution Time, L Brands shall enter (or shall have entered) into a distribution agent agreement with the Distribution Agent or otherwise provide instructions to the Distribution Agent regarding the Distribution.

(e)          Directors and Officers.  L Brands and VS shall take all necessary actions so that as of the Distribution Time:  (i) the directors and executive officers of VS shall be those set forth in the Information Statement made available to the holders of L Brands Common Stock as of the Record Date prior to the Distribution Date, unless otherwise agreed by the Parties; (ii) each individual referred to in clause (i) shall have resigned from his or her position, if any, as a member of the Board of Directors of L Brands or as an executive officer of L Brands; and (iii) VS shall have such other officers as VS shall appoint.

(f)          Satisfying Conditions to the Distribution.  L Brands and VS shall cooperate (or shall have cooperated) to cause the conditions to the Distribution set forth in Section 3.01 to be satisfied (or waived by L Brands) and to effect the Distribution at the Distribution Time upon such satisfaction (or waiver by L Brands).

Section 2.03.  Transfers of Certain Other Assets and Liabilities.  Unless otherwise provided in this Agreement or in any Ancillary Agreement and to the extent not previously effected pursuant to Section 2.02(a), effective as of the Distribution Time:

(a)          L Brands hereby agrees, and hereby causes the relevant member of the L Brands Group, to assign, contribute, convey, transfer and deliver (or shall have assigned, contributed, conveyed, transferred and delivered) to VS or any member of the VS Group as of the Distribution Time designated by VS (a “VS Designee”) all of the right, title and interest of L Brands or such member of the L Brands Group in and to all of the VS Assets, if any, held by any member of the L Brands Group, and L Brands and VS hereby agree, and hereby cause the relevant member of the VS Group, to assign, contribute, convey, transfer and deliver to L Brands or any member of the L Brands Group as of the Distribution Time designated by L Brands (a “L Brands Designee”) all of the right, title and interest of VS or such member of the VS Group in and to all of the L Brands Assets, if any, held by any member of the VS Group; and

(b)          L Brands hereby agrees, and hereby causes the relevant member of the L Brands Group, to assign, contribute, convey, transfer and deliver (or shall have assigned, contributed, conveyed, transferred and delivered) to VS, and VS, on behalf of itself or such VS Designee, hereby accepts, assumes and agrees to perform, discharge and fulfill, all of the VS Liabilities, if any, and L Brands and VS hereby agree, and hereby cause the relevant member of the VS Group, to assign, contribute, convey, transfer and deliver (or shall have assigned, contributed, conveyed, transferred and delivered) to L Brands, and L Brands, on behalf of itself or such L Brands Designee, hereby accepts, assumes and agrees to perform, discharge and fulfill, all of the L Brands Liabilities, if any.

(c)          To the extent any assignment, contribution, conveyance, transfer, delivery or assumption of any asset or Liability of either Group as of the Distribution Time is not effected in accordance with this Section 2.03 as of the Distribution Time for any reason (including as a result of the failure of the Parties to identify it as being required to be transferred pursuant to this Section 2.03, but subject to Section 2.04 and Section 2.06), the relevant Party shall transfer such asset or Liability as promptly thereafter as practicable.

Section 2.04.  Restructuring Agreements.  The transfers of the various entities and the contribution, assignment, transfer, conveyance and delivery of the assets and the acceptance and assumption of the Liabilities contemplated by Section 2.03 and the Restructuring Plan will be effected, in certain cases, pursuant to one or more asset transfer agreements, share transfer agreements, business transfer agreements, certificates of demerger and merger and other agreements and instruments (the “Restructuring Agreements”); provided that, in each case, it is intended that the Restructuring Agreements shall serve purely to effect (i) the legal transfer of the VS Assets or L Brands Assets to the VS Group or the L Brands Group, as applicable, in accordance with the Restructuring Plan or as contemplated pursuant to Section 2.03 and (ii) the acceptance and assumption of the VS Liabilities or the L Brands Liabilities by a member of the VS Group or the L Brands Group, as applicable, in each case, in accordance with the Restructuring Plan or as contemplated pursuant to Section 2.03.  Notwithstanding anything in any Restructuring Agreement to the contrary, neither L Brands nor any member of the L Brands Group, on the one hand, nor VS nor any member of the VS Group, on the other hand, shall commence, bring or otherwise initiate any Action under any Restructuring Agreement challenging the legal sufficiency of such Restructuring Agreement.

Section 2.05.  Shared Contracts. (a) Any Contract to be assigned, contributed, conveyed, transferred and delivered to VS in accordance with the Restructuring Plan or as contemplated pursuant to Section 2.03 that does not exclusively relate to the VS Business (each, a “Shared Contract”) shall be assigned, contributed, conveyed, transferred and delivered only with respect to (and preserving the meaning of) those parts that relate to the VS Business, to a member of the VS Group, if so assignable, conveyable or transferrable, or appropriately amended (including by entering into a new agreement) prior to, on or after the Distribution Date, so that a member of the VS Group shall be entitled to the rights and benefit of those parts of such Shared Contract that relate to the VS Business and shall assume the related Liabilities with respect to such Shared Contract, as contemplated by Section 2.03; provided that (i) in no event shall any Person be required to assign, contribute, convey, transfer or deliver (or so amend), either in whole or in part, any Shared Contract that is not assignable (or cannot be amended) by its terms without the consent or approval of any other Person and (ii) if any Shared Contract cannot be so partially assigned by its terms or otherwise, or cannot be so amended, without such consent or approval, until such time that such consent or approval is obtained, L Brands will cooperate with VS to establish an agency type or other similar arrangement reasonably satisfactory to L Brands and VS intended to both (A) provide a member of the VS Group, to the fullest extent practicable under such Shared Contract, the claims, rights and benefits of those parts that relate to the VS Business and (B) cause such member of the VS Group to bear the related Liabilities thereunder from and after the Distribution in accordance with this Agreement (including by means of any subcontracting, sublicensing or subleasing arrangement) and in furtherance of the foregoing, VS shall, or shall cause another member of the VS Group to, promptly pay, perform or discharge when due any such Liability arising after the Distribution Time, which shall constitute VS Liabilities for purposes of this Agreement.  Nothing in this Section 2.05 shall require any member of the L Brands Group or the VS Group to incur any non-de minimis obligation or grant any non-de minimis concession in order to effect any transaction contemplated by this Section 2.05.

(b)          For so long as any member of the L Brands Group is party to any Shared Contract and provides any member of the VS Group any claims, rights and benefits of any such Shared Contract pursuant to an arrangement described in Section 2.05(a), such member of the VS Group shall indemnify the L Brands Indemnitees against and shall hold each of them harmless from any and all Liabilities incurred or suffered by any of the L Brands Indemnitees arising out of or in connection with such member of the L Brands Group’s post-Distribution direct or indirect ownership, management or operation of any such Shared Contract (to the extent that such Liabilities relate to the VS Business).

Section 2.06.  Agreement Relating To Consents Necessary To Transfer Assets and Liabilities.  Notwithstanding any provision of this Agreement to the contrary, this Agreement shall not constitute an agreement to transfer or assign any asset (including any Contract) or any claim or right or any benefit arising thereunder or resulting therefrom, or to assume any Liability, if such transfer, assignment, or assumption without the consent of a Third Party or a Governmental Authority, would result in a breach, or constitute a default (or an event which, with the giving of notice or lapse of time, or both, would become a default), under any Contract, would otherwise adversely affect the rights of a member of the L Brands Group or the VS Group thereunder or would violate any Applicable Law.  L Brands and VS will use their respective commercially reasonable efforts to obtain the consent of any Third Party (including any Governmental Authority), if any, required in connection with the transfer, assignment or assumption pursuant to Section 2.03 of any such asset or any such claim or right or benefit arising thereunder or to the assumption of any Liability; provided that in no event shall any member of a Group have any Liability whatsoever to any member of the other Group for any failure to obtain any such consent.  If and when such consent is obtained, such transfer, assignment and assumption shall be effected in accordance with the terms of this Agreement and the applicable Ancillary Agreement.  During the period in which any transfer, assignment or assumption is delayed pursuant to this Section 2.06 as a result of the absence of a required consent, the Party (or relevant member in its Group) retaining such asset, claim or right shall thereafter hold (or shall cause such member in its Group to hold) such asset, claim or right for the use and benefit of the Party (or relevant member in its Group) entitled thereto (at the expense of the Person entitled thereto) and the Party intended to assume such Liability shall, or shall cause the applicable member of its Group to, pay, hold harmless or reimburse the Party (or the relevant member of its Group) retaining such Liability for all amounts paid, incurred in connection with or arising out of the retention of such Liability. In addition, the Party retaining such asset, claim or right, or such Liability (or relevant member of its Group) shall (or shall cause such member in its Group to), insofar as reasonably possible and to the extent permitted by Applicable Law, take such actions as may be reasonably requested by the Party to which such asset, claim or right, or such Liability, is to be transferred or assumed in order to place such Party, insofar as reasonably possible, in the same position as if such asset, claim or right, or such Liability, had been transferred or assumed on or prior to the Distribution Time as contemplated hereby and so that all the benefits and burdens relating to such asset, claim or right, or such Liability, including possession, use, risk of loss, potential for gain, and dominion, control and command over such asset, claim or right, or such Liability, are to inure from and after the Distribution Time to the relevant member of the L Brands Group or the VS Group, as the case may be, entitled to the receipt of such asset, claim or right, or required to assume such Liability.  Nothing in this Section 2.06 shall require any member of the L Brands Group or the VS Group to incur any non-de minimis obligation or grant any non-de minimis concession in order to effect any transaction contemplated by this Section 2.06.

Section 2.07.  Intercompany Accounts.  The Parties shall settle or extinguish on or prior to the Distribution Date all intercompany receivables, payables and other balances, in each case, that arise prior to the Distribution Time between members of the L Brands Group, on the one hand, and members of the VS Group, on the other hand (“Intercompany Accounts”), in each case without any further Liability of any member of the L Brands Group to any member of the VS Group thereunder, or any further Liability of any member of the VS Group to any member of the L Brands Group thereunder.

Section 2.08.  Intercompany Agreements.  (a) Except as set forth in Section 2.08(b), all Contracts between members of the L Brands Group, on the one hand, and members of the VS Group, on the other hand, in effect immediately prior to the Distribution are hereby agreed by L Brands (on behalf of itself and each member of the L Brands Group) and by VS (on behalf of itself and each member of the VS Group) to be terminated, cancelled and of no further force and effect from and after the Distribution Time (including any provision thereof that purports to survive termination) without any further Liability to any party thereto. Each Party shall, at the reasonable request of the other Party, take, or cause to be taken, such other actions as may be necessary to effect the foregoing.

(a)          The provisions of Section 2.08(a) shall not apply to any of the following Contracts: (i) this Agreement and the Ancillary Agreements (and each other Contract expressly contemplated by this Agreement or any Ancillary Agreement (A) to be entered into by any of the Parties or any of the members of their respective Groups or (B) to survive after the Distribution Time); (ii) any Contract to which any Person, other than solely the Parties and the members of their respective Groups is a party; (iii) the Contracts set forth on Schedule 2.08(b); (iv) any Shared Contracts; and (v) the Intercompany Accounts, which shall be settled in the manner contemplated by Section 2.07.

Section 2.09.  Bank Accounts; Cash Balances.

(a)          L Brands and VS shall, and shall cause the members of their respective Groups to, use reasonable best efforts such that, on or prior to the Distribution Time, the L Brands Group and the VS Group maintain separate bank accounts and separate cash management processes.  Without limiting the generality of the foregoing, L Brands and VS shall use reasonable best efforts to, and shall cause the members of their respective Groups to use reasonable best efforts to, effective prior to the Distribution Time, (i) remove and replace the signatories of any bank or brokerage account owned by VS or any other member of the VS Group as of the Distribution Time with individuals designated by VS and (ii) if requested by L Brands, remove and replace the signatories of any bank or brokerage account owned by L Brands or any other member of the L Brands Group as of the Distribution Time with individuals designated by L Brands.

(b)          With respect to any outstanding checks issued or payments initiated by L Brands, VS, or any of their respective Subsidiaries prior to the Distribution Time, such outstanding checks and payments shall be honored following the Distribution by the Person or Group owning the account from which the payment was initiated, and such Person or Group owning such account shall not have any claim with respect to such check or payment from the members of the other Group.

(c)          As between L Brands and VS (and the members of their respective Groups) all payments received after the Distribution Time by either Party (or member of its Group) that relate to a business, asset or Liability of the other Party (or member of its Group), shall be held by such Party for the use and benefit and at the expense of the Party entitled thereto.  Each Party shall maintain an accounting of any such payments, and the Parties shall have a monthly reconciliation, whereby all such payments received by each Party are calculated and the net amount owed to L Brands or VS, as applicable, shall be paid over with a mutual right of set-off.  If at any time the net amount owed to either Party exceeds $500,000, an interim payment of such net amount owed shall be made to the Party entitled thereto within five (5) Business Days of such amount exceeding $500,000.  Notwithstanding the foregoing, neither L Brands nor VS shall act as collection agent for the other Party, nor shall either Party act as surety or endorser with respect to non-sufficient funds checks or funds to be returned in a bankruptcy or fraudulent conveyance action.

Section 2.10.  Replacement of Guarantees.  (a) L Brands and VS shall each use commercially reasonable efforts to, and shall cause the members of their respective Groups to use commercially reasonable efforts to, effective as of the Distribution Time, terminate or cause a member of the VS Group to be substituted in all respects for a member of the L Brands Group with respect to, and for the members of the L Brands Group, as applicable, to be otherwise removed or released from, all obligations under the agreements set forth on Schedule 2.10(a) and under any guarantee, customs, workers compensation, performance or surety bond, letter of credit, letter of comfort or similar credit or performance support arrangement (each of the foregoing agreements, guarantees, bonds, letters and arrangements, a “Guarantee”), given or obtained by any member of the L Brands Group for the benefit of any member of the VS Group or the VS Business.  To the extent required to obtain such a substitution, release or removal, VS shall execute a guarantee or other agreement in the form of the existing Guarantee or such other form as is agreed to by the relevant parties to such guarantee or other agreement, which agreement shall include the removal of any security interest on or in any asset of L Brands that may serve as collateral or security for any VS Liability.  If L Brands and VS have been unable to effect any such substitution, removal, release and termination with respect to any such Guarantee as of the Distribution Time, then, following the Distribution Time, (i) the Parties shall cooperate to effect such substitution, removal, release and termination as soon as reasonably practicable after the Distribution Time, (ii) VS shall and shall cause the members of the VS Group to, from and after the Distribution Time, indemnify against, hold harmless and promptly reimburse the members of the L Brands Group for any payments made by members of the L Brands Group and for any and all Liabilities of the members of the L Brands Group arising out of, or in performing, in whole or in part, any obligation under any such Guarantee, and (iii) without the prior written consent of L Brands, no member of the VS Group may renew, extend the term of, increase any obligations under, or transfer to a Third Party, any Liability for which any member of the L Brands Group is or might be liable pursuant to an applicable Guarantee unless such Guarantee, and all applicable obligations of the members of the L Brands Group with respect thereto, are thereupon terminated pursuant to documentation in form and substance reasonably acceptable to L Brands.

(b) With respect to the obligations of any member of the L Brands Group under the guarantee identified as the “Specified Guarantee” set forth on Schedule 2.10(b) (the “Specified Guarantee”), and without limiting VS’s obligations under Section 2.10(a), (i) VS shall cause the members of the VS Group not to (A) amend or modify the agreement (as amended) that is the subject of the Specified Guarantee in a manner that would adversely affect the release of the Specified Guarantee or (B) cause or create any breach or default under such agreement during the thirty (30)-day period from and after the Distribution Time, and (ii) VS shall cause the members of the VS Group to take all actions reasonably requested by L Brands to cause the conditions for the release of the Specified Guarantee to be satisfied, and will not take any action from and after the Distribution Time that may reasonably be expected to cause the conditions for the release of the Specified Guarantee not to be satisfied, or that would reasonably be expected to cause the release of the Specified Guarantee to be invalid after the Distribution Time.

Section 2.11.  Further Assurances and Consents. In addition to the actions specifically provided for elsewhere in this Agreement, each of the Parties shall use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things, reasonably necessary, proper or advisable under Applicable Law or applicable agreements or otherwise to consummate and make effective any transfers of assets, assignments and assumptions of Liabilities and any other transactions contemplated hereby, including using its reasonable best efforts to obtain any consents and approvals and to make any filings and applications necessary or desirable in order to consummate the transactions contemplated by this Agreement; provided that in no event shall any member of a Group have any Liability whatsoever to any member of the other Group for any failure to obtain any such consent or approval. Nothing in this Section 2.11 shall require any member of the L Brands Group or the VS Group to incur any non-de minimis obligation or grant any non-de minimis concession in order to effect any transaction contemplated by this Section 2.11.

ARTICLE 3
Distribution

Section 3.01.  Conditions Precedent to Distribution.  (a) In no event shall the Distribution occur unless each of the following conditions shall have been satisfied (or waived by L Brands in its sole discretion):

(i)          the Restructuring, including the Contribution and the Special Cash Payment, shall have been completed;

(ii)          the VS Financing Transactions shall have been consummated and L Brands shall be satisfied in its sole and absolute discretion that, as of the Distribution Time, it shall have no Liability whatsoever under the VS Financing Transactions;

(iii)          the Board of Directors of L Brands shall have approved the Distribution and shall not have abandoned the Distribution or terminated this Agreement at any time prior to the Distribution;

(iv)          the Form 10 shall have been filed with the Commission and declared effective by the Commission, no stop order suspending the effectiveness of the Form 10 shall be in effect, no proceedings for such purpose shall be pending before or threatened by the Commission, and the Information Statement, or a notice of Internet availability thereof, shall have been mailed to holders of the L Brands Common Stock as of the Record Date;

(v)          all actions and filings necessary or appropriate under applicable federal, state or foreign securities or “blue sky” laws and the rules and regulations thereunder shall have been taken or made and, where applicable, become effective or been accepted;

(vi)          the VS Common Stock to be delivered in the Distribution shall have been approved for listing on the NYSE, subject to official notice of issuance;

(vii)          the Board of Directors of VS, as named in the Information Statement, shall have been duly elected, and the Amended and Restated Certificate of Incorporation and the Amended and Restated Bylaws, each in substantially the form filed as an exhibit to the Form 10, shall be in effect;

(viii)          each of the Ancillary Agreements shall have been duly executed and delivered by the parties thereto;

(ix)          L Brands shall have received the Tax Opinion (which shall not have been revoked or modified in any material respect) that is reasonably satisfactory to L Brands confirming that (A) the Contribution, the Special Cash Payment and the Distribution, taken together, will qualify as a “reorganization” within the meaning of Section 368(a)(1)(D) of the Code, (B) the Distribution will qualify as a tax-free transaction under Sections 355(a) and 361(c) of the Code and (C) the L Brands Cash Distribution should qualify as money distributed to L Brands creditors or stockholders in connection with the reorganization for purposes of Section 361(b) of the Code;

(x)          an independent nationally recognized valuation advisory firm acceptable to L Brands shall have delivered one or more opinions to the Board of Directors of L Brands concerning the solvency and capital adequacy matters relating to each of (A) L Brands and its Group prior to the consummation of the Distribution and (B) L Brands and its Group and VS and its Group after consummation of the Distribution, and such opinions shall be acceptable in form and substance to the Board of Directors of L Brands in its sole and absolute discretion and such opinions shall not have been withdrawn or rescinded;

(xi)          no Applicable Law shall have been adopted, promulgated or issued, and be in effect, that prohibits the consummation of the Distribution or any of the other transactions contemplated hereby or in an Ancillary Agreement;

(xii)          any material governmental approvals and consents and any material permits, registrations and consents from Third Parties, in each case, necessary to effect the Distribution shall have been obtained; and

(xiii)          no event or development shall have occurred or exist that, in the judgment of the Board of Directors of L Brands, in its sole discretion, makes it inadvisable to effect the Distribution or the other transactions contemplated hereby or in an Ancillary Agreement.

(b)          Each of the conditions set forth in Section 3.01(a) is for the sole benefit of L Brands and shall not give rise to or create any duty on the part of L Brands or its Board of Directors to waive or not to waive any such condition or to effect the Distribution, or in any way limit L Brands’ rights of termination as set forth in Section 6.12 or alter the consequences of any termination from those specified in Section 6.12.  Any determination made by L Brands on or prior to the Distribution concerning the satisfaction or waiver of any or all of the conditions set forth in this Section 3.01 shall be conclusive and binding on the Parties and all other affected Persons.

Section 3.02.  The Distribution.  (a) L Brands shall, in its sole discretion, determine the Distribution Date and all terms of the Distribution, including the timing of the consummation of all or part of the Distribution.  L Brands may, at any time and from time to time until the consummation of the Distribution, modify or change the terms of the Distribution including by accelerating or delaying the timing of the consummation of all or part of the Distribution.  For the avoidance of doubt, nothing in this Agreement shall in any way limit L Brands’ right to terminate this Agreement or the Distribution as set forth in Section 6.12 or alter the consequences of any such termination from those specified in Section 6.12.

(a)          Subject to the terms and conditions set forth in this Agreement, (i) on or prior to the Distribution Date, L Brands shall take such steps as are reasonably necessary or appropriate to permit the Distribution by the Distribution Agent of validly issued, fully paid and non-assessable shares of VS Common Stock, registered in book-entry form through the registration system, (ii) the Distribution shall be effective at the Distribution Time, and (iii) subject to Section 3.03, L Brands shall instruct the Distribution Agent to distribute, on or as soon as practicable after the Distribution Date, to each holder of record of L Brands Common Stock as of the Record Date, by means of a pro rata dividend, one (1) share of VS Common Stock for every three (3) shares of L Brands Common Stock so held.  VS will not issue paper stock certificates in respect of the VS Common Stock.  Following the Distribution Date, VS agrees to provide all book-entry transfer authorizations for shares of VS Common Stock that L Brands or the Distribution Agent shall require (after giving effect to Section 3.03) in order to effect the Distribution.

(b)          Until the VS Common Stock is duly transferred in accordance with this Article 3 and Applicable Law, from and after the Distribution Time, VS will regard the Persons entitled to receive such VS Common Stock as record holders of VS Common Stock in accordance with the terms of the Distribution without requiring any action on the part of such Persons.  VS agrees that, subject to any transfers of such shares, from and after the Distribution Time (i) each such holder will be entitled to receive all dividends, if any, payable on, and exercise voting rights and all other rights and privileges with respect to, the shares of VS Common Stock then held by such holder, and (ii) each such holder will be entitled, without any action on the part of such holder, to receive evidence of ownership of the shares of VS Common Stock then held by such holder.

Section 3.03.  Fractional Shares.  No fractional shares of VS Common Stock will be delivered in the Distribution.  The Distribution Agent will be directed to determine (based on the aggregate number of shares held by each holder) the number of whole shares and the fractional share of VS Common Stock allocable to each holder of L Brands Common Stock as of the Record Date.  Upon the determination by the Distribution Agent of such numbers of whole shares and fractional shares, as soon as practicable on or after the Distribution Date, the Distribution Agent, acting on behalf of the holders thereof, shall aggregate the fractional shares into whole shares and shall sell the whole shares obtained thereby for cash on the open market (with the Distribution Agent, in its sole discretion, determining when, how and through which broker-dealer(s) and at which price(s) to make such sales) and shall thereafter promptly remit to each such holder entitled thereto (pro rata based on the fractional share such holder would have been entitled to receive in the Distribution) the resulting aggregate cash proceeds, after making appropriate deductions of the amounts required to be withheld for United States federal income tax purposes, if any, and after deducting an amount equal to all brokerage fees and commissions, transfer taxes and other costs attributed to the sale of shares pursuant to this Section 3.03.  Neither L Brands nor VS will be required to guarantee any minimum sale price for the fractional shares.  Neither the Distribution Agent nor the broker-dealers through which the aggregated fractional shares are sold shall be Affiliates of L Brands or VS.  Recipients of cash in lieu of fractional shares will not be entitled to any interest on the amounts of payments made in lieu of fractional shares.

Section 3.04.  NO REPRESENTATIONS OR WARRANTIES.  EXCEPT AS EXPRESSLY SET FORTH HEREIN OR IN ANY OTHER DISTRIBUTION DOCUMENT, NO MEMBER OF EITHER GROUP MAKES ANY REPRESENTATION OR WARRANTY OF ANY KIND WHATSOEVER, EXPRESS OR IMPLIED, TO ANY MEMBER OF THE OTHER GROUP OR ANY OTHER PERSON WITH RESPECT TO ANY OF THE TRANSACTIONS OR MATTERS CONTEMPLATED HEREBY OR IN ANY OTHER DISTRIBUTION DOCUMENT (INCLUDING WITH RESPECT TO THE BUSINESS, ASSETS, LIABILITIES, CONDITION OR PROSPECTS (FINANCIAL OR OTHERWISE) OF, OR ANY OTHER MATTER INVOLVING, EITHER BUSINESS, OR THE SUFFICIENCY OF ANY ASSETS TRANSFERRED OR LICENSED TO THE APPLICABLE GROUP, OR ANY CONSENTS OR APPROVALS REQUIRED IN CONNECTION WITH SUCH TRANSFER OR LICENSE OR THE TITLE TO ANY SUCH ASSETS, OR THE VALUE OR FREEDOM FROM ANY SECURITY INTERESTS OF, OR ANY OTHER MATTER CONCERNING, ANY SUCH ASSETS, OR THAT ANY REQUIREMENTS OF APPLICABLE LAW ARE COMPLIED WITH WITH RESPECT TO THE RESTRUCTURING OR THE DISTRIBUTION, OR THE ABSENCE OF ANY DEFENSES OR RIGHT OF SETOFF OR FREEDOM FROM COUNTERCLAIM WITH RESPECT TO ANY CLAIM OR OTHER ASSET, INCLUDING ANY ACCOUNTS RECEIVABLE, OF ANY PARTY).  EXCEPT AS EXPRESSLY SET FORTH HEREIN OR IN ANY OTHER DISTRIBUTION DOCUMENT, EACH MEMBER OF EACH GROUP SHALL TAKE ALL OF THE BUSINESS, ASSETS AND LIABILITIES TRANSFERRED OR LICENSED TO OR ASSUMED BY IT PURSUANT TO THIS AGREEMENT OR ANY DISTRIBUTION DOCUMENT ON AN “AS IS, WHERE IS” BASIS, AND ALL IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A SPECIFIC PURPOSE OR OTHERWISE ARE HEREBY EXPRESSLY DISCLAIMED AND THE RESPECTIVE TRANSFEREES SHALL BEAR THE ECONOMIC AND LEGAL RISKS THAT (I) ANY CONVEYANCE WILL PROVE TO BE INSUFFICIENT TO VEST IN THE TRANSFEREE GOOD AND MARKETABLE TITLE, FREE AND CLEAR OF ANY SECURITY INTEREST, AND (II) ANY NECESSARY APPROVALS OR NOTIFICATIONS ARE NOT OBTAINED OR MADE OR THAT ANY REQUIREMENTS OF LAWS OR JUDGMENTS ARE NOT COMPLIED WITH.

ARTICLE 4
Covenants

Section 4.01.  Access to Information.

(a)          For a period of seven (7) years after the Distribution Date, each Group shall afford promptly the other Group and its agents and, to the extent required by Applicable Law, authorized representatives of any Governmental Authority of competent jurisdiction, reasonable access (which shall include, to the extent reasonably requested, the right to make copies) during normal business hours to its books of account, financial and other records (including accountant’s work papers, to the extent any required consents have been obtained), information (excluding any Commercial Data), employees and auditors to the extent necessary or useful for such other Group in connection with any audit, investigation, dispute or litigation, complying with their obligations under this Agreement or any Ancillary Agreement, any regulatory proceeding, any regulatory filings, complying with reporting disclosure requirements or any other requirements imposed by any Governmental Authority or any other reasonable business purpose of the Group requesting such access that relates to such Group’s assets or Liabilities; provided that (i) any such access shall not unreasonably interfere with the conduct of the business of the Group providing such access and (ii) if any Party reasonably determines that affording any such access to the other Party would be commercially detrimental in any material respect or violate any Applicable Law or agreement to which such Party or member of its Group is a party, or waive any Privilege applicable to such Party or any member of its Group, the Parties shall use commercially reasonable efforts to permit the compliance with such request in a manner that avoids any such harm or consequence.  The Party providing information pursuant to this Section 4.01 shall only be obligated to provide such information in the form, condition and format in which it then exists, and in no event shall such Party be required to perform any improvement, modification, conversion, updating or reformatting of any such information.

(b)          Without limiting the generality of the foregoing, until the end of the first full VS fiscal year occurring after the Distribution Date (and for a reasonable period of time afterwards as required for each Party to prepare consolidated financial statements or complete a financial statement audit for the fiscal year during which the Distribution Date occurs), each Party shall use its commercially reasonable efforts to cooperate with the other Party’s information requests (other than with respect to any Commercial Data) to enable (i) the other Party to meet its timetable for dissemination of its earnings releases, financial statements and management’s assessment of the effectiveness of its disclosure controls and procedures and its internal control over financial reporting in accordance with Items 307 and 308, respectively, of Regulation S-K promulgated under the Exchange Act; and (ii) the other Party’s auditors to timely complete their review of the quarterly financial statements and audit of the annual financial statements, including, to the extent applicable to such Party, its auditor’s audit of its internal control over financial reporting and management’s assessment thereof in accordance with Section 404 of the Sarbanes-Oxley Act of 2002, the Commission’s and the Public Company Accounting Oversight Board’s rules and auditing standards thereunder and any other Applicable Law.

Section 4.02.  Litigation Cooperation.  (a) After the Distribution Time (except in the case of a dispute between L Brands and VS, or any members of their respective Groups), each Group shall use commercially reasonable efforts to make available to the other Group and its attorneys, accountants, consultants and other designated representatives, upon written request, its directors, officers, employees and representatives as witnesses and any books, records or other documents within its control or which it otherwise has the ability to make available without undue burden, to the extent that any such person (giving consideration to business demands of such directors, officers, employees and representatives) or books, records or other documents may reasonably be required in connection with any Action in which the requesting Party (or member of its Group) may from time to time be involved, regardless of whether such Action is a matter with respect to which indemnification may be sought hereunder.

(a)          Notwithstanding the foregoing, this Section 4.02 shall not require the Party to whom any request pursuant to Section 4.02(a) has been made to make available Persons or information if such party determines that doing so would, in the reasonable good faith judgment of such party, reasonably be expected to result in any violation of any Applicable Law or agreement or adversely affect its ability to successfully assert a claim of Privilege under Applicable Law; provided that the Parties shall use commercially reasonable efforts to cooperate in seeking to find a way to permit compliance with such obligations to the extent and in a manner that avoids such consequence.

Section 4.03.  Reimbursement.  Each Group providing information or witnesses to the other Group or otherwise incurring any out-of-pocket expense in connection with cooperating under Section 4.01 or Section 4.02 shall be entitled to receive from the recipient thereof, upon the presentation of invoices therefor, payment for all reasonable and documented out-of-pocket costs and expenses (including outside attorney’s fees but excluding reimbursement for general overhead, salary and employee benefits) actually incurred in providing such access, information, witnesses or cooperation.

Section 4.04.  Ownership of Information.  All information owned by one Party (or a member of its Group) that is provided to the other Party (or a member of its Group) under Section 4.01 or Section 4.02 shall be deemed to remain the property of the providing Party.  Unless specifically set forth herein or in any Ancillary Agreement, nothing contained in this Agreement shall be construed to grant or confer rights of license or otherwise in any such information.

Section 4.05.  Retention of Records.  Except as otherwise required by Applicable Law or agreed to in writing, for a period of two (2) years following the Distribution Date, each Party shall, and shall cause the members of its Group to, retain any and all information in its possession or control relating to the other Group’s Business in accordance with the document retention practices of L Brands as in effect as of the date hereof.  Neither Party shall destroy, or permit the destruction, or otherwise dispose, or permit the disposal, of any such information, subject to such retention practice, unless, prior to such destruction or disposal, the Party proposing (or whose Group member is proposing) such destruction or disposal (the “Disposing Party”) provides not less than thirty (30) days’ prior written notice to the other Party (the “Receiving Party”), specifying the information proposed to be destroyed or disposed of and the scheduled date for such destruction or disposal.  If the Receiving Party shall request in writing prior to the scheduled date for such destruction or disposal that any of the information proposed to be destroyed or disposed of be delivered to the Receiving Party, the Disposing Party shall promptly arrange for the delivery of such of the information as was requested at the expense of the Receiving Party; provided that, if the Disposing Party reasonably determines that any such provision of information would violate any Applicable Law or agreement to which such Party or member of its Group is a party, or waive any Privilege applicable to such Party or any member of its Group, the Parties shall use commercially reasonable efforts to permit the prompt compliance with such request in a manner that avoids any such harm or consequence. Any records or documents that were subject to a litigation hold prior to the Distribution Date must be retained by the applicable Party until such Party or member of its Group is notified by the other Party that the litigation hold is no longer in effect.

Section 4.06.  Confidentiality.  Each Party acknowledges that it or a member of its Group may have in its possession, and, in connection with this Agreement and the Ancillary Agreements, may receive, Confidential Information of the other Party or any member of its Group (including information in the possession of such other Party relating to its clients or customers).  Each Party shall hold and shall cause its directors, officers, employees, agents, consultants and advisors (“Representatives”) and the members of its Group and their Representatives to hold in strict confidence and not to use, with at least the same degree of care that applies to L Brands’ confidential and proprietary information pursuant to policies in effect as of the Distribution Time, except as permitted by this Agreement or any Ancillary Agreement, all such Confidential Information concerning the other Group except to the extent (i) such Party or any of the members of its Group or its or their Representatives is compelled to disclose such Confidential Information by judicial or administrative process or by other requirements of Applicable Law, subject to the remainder of this Section 4.06 or (ii) such Confidential Information can be shown to have been (A) in the public domain through no fault of such Party or any of the members of its Group or its or their Representatives, (B) lawfully acquired after the Distribution Date on a non-confidential basis from other sources not known by such Party or any of the members of its Group to be bound by a confidentiality obligation or other contractual, legal or fiduciary obligation of confidentiality with respect to such information or (C) independently developed by such Party or any of the members of its Group or its or their Representatives without reference to or the use of any Confidential Information of the other Group.  Notwithstanding the foregoing, such Party or member of its Group or its or their Representatives may disclose such Confidential Information to the members of its Group and its or their Representatives who need to know such information in their capacities as such so long as such Persons are informed by such Party of the confidential nature of such Confidential Information and are directed by such Party to treat such information confidentially.  The obligation of each Party and the members of its Group and its and their Representatives to hold any such Confidential Information in confidence shall be satisfied if they exercise the same level of care with respect to such Confidential Information as they would with respect to their own proprietary information.  If such Party or any of a member of its Group or any of its or their Representatives becomes legally compelled to disclose any documents or information subject to this Section 4.06, such Party will promptly notify the other Party and, upon request, use commercially reasonable efforts to cooperate with the other Party’s efforts to seek a protective order or other remedy.  If no such protective order or other remedy is obtained or if the other Party waives in writing such Party’s compliance with this Section 4.06, such Party or the member of its Group or its or their Representatives may furnish only that portion of the information which it concludes, after consultation with counsel, is legally required to be disclosed and will exercise its commercially reasonable efforts to obtain reliable assurance that confidential treatment will be accorded such information.  Each Party agrees to be responsible for any breach of this Section 4.06 by it, the members of its Group and its and their Representatives.

Section 4.07.  Privileged Information.  (a) The Parties recognize that legal and other professional services that have been provided prior to the Distribution (whether by outside counsel, in-house counsel or other legal professionals) have been and will be rendered for the collective benefit of each of the members of the L Brands Group and the VS Group, and that, except as set forth in Section 4.07(f), each of the members of the L Brands Group and the VS Group shall be deemed to be the client with respect to such services for the purposes of asserting all attorney-client privilege, the work product doctrine or common interest privilege (collectively, “Privileges”) which may be asserted under Applicable Law in connection therewith. Except as set forth in Section 4.07(f), the Parties agree that they shall have a shared privilege or immunity with respect to all Privileges. The Parties hereto acknowledge that members of the L Brands Group, on the one hand, and members of the VS Group, on the other hand, may possess documents or other information regarding the other Group that is or may be subject to Privileges (such documents and other information collectively, the “Privileged Information”).  Each Party agrees to use commercially reasonable efforts to protect and maintain, and to cause their respective Affiliates to protect and maintain, any applicable claim to Privilege in order to prevent any of the other Group’s Privileged Information from being disclosed or used in a manner inconsistent with such Privilege without the other Party’s consent, including by executing joint defense or common interest agreements where necessary or useful for this purpose.  Without limiting the generality of the foregoing, a Party and its Affiliates shall not, without the other Party’s prior written consent, (i) waive any Privilege with respect to any of the other Party’s or any member of its Group’s Privileged Information, (ii) fail to defend any Privilege with respect to any such Privileged Information, or (iii) fail to take any other actions reasonably necessary to preserve any Privilege with respect to any such Privileged Information.

(b)          Upon receipt by a Party or any member of such Party’s Group of any subpoena, discovery or other request that calls for the production or disclosure of Privileged Information of the other Party or a member of its Group, or if a Party has knowledge that its or a member of its Group’s directors, officers, employees or representatives have received such a subpoena, discovery or other request, such Party shall promptly notify the other Party of the existence of the request and shall provide the other Party a reasonable opportunity to review the information and to assert any rights it or a member of its Group may have under this Section 4.07 or otherwise to prevent the production or disclosure of such Privileged Information.  Each Party agrees that neither it nor any member of its Group will produce or disclose any information that may be covered by a Privilege of the other Party or a member of its Group under this Section 4.07 unless (i) the other Party has provided its written consent to such production or disclosure (which consent shall not be unreasonably withheld) or (ii) a court of competent jurisdiction has entered an order finding that the information is not entitled to protection under any applicable Privilege or otherwise requires disclosure of such information, in each case except as set forth in Section 4.07(f).

(c)          Any furnishing of, or access or transfer of, any information pursuant to this Agreement is made in reliance on the agreement of L Brands and VS set forth in this Section 4.07 and in Section 4.06 to maintain the confidentiality of Privileged Information and to assert and maintain all applicable privileges and immunities.  The Parties agree that their respective rights to any access to information, witnesses and other Persons, the furnishing of notices and documents and other cooperative efforts between the Parties contemplated by this Agreement, and the transfer of Privileged Information between the Parties and members of their respective Groups as needed pursuant to this Agreement, shall not be deemed a waiver of any privilege that has been or may be asserted under this Agreement or otherwise.

(d)          In the event that any member of the L Brands Group and any member of the VS Group cooperate in the mutual defense of any Third Party Claim, such cooperation shall not constitute a waiver or qualification of such Party’s right to assert and defend any applicable claim to Privilege.

(e)          Each of the L Brands Group and the VS Group covenants and agrees that, following the Distribution Time, Davis Polk & Wardwell LLP or any other internal or external legal counsel currently representing the VS Group or any directors of the L Brands Group (each a “Prior Company Counsel”) may serve as counsel to the L Brands Group and its Affiliates, or, with the prior written consent of L Brands (not to be unreasonably withheld, conditioned or delayed), the VS Group and its Affiliates, in connection with any matters arising under or related to this Agreement or the transactions contemplated by this Agreement or any Ancillary Agreement, including with respect to any Action, claim or obligation arising out of or related to this Agreement or any Ancillary Agreement or the transactions contemplated by this Agreement or any Ancillary Agreement, notwithstanding any representation by the Prior Company Counsel prior to the Distribution Time.  The VS Group hereby irrevocably (i) waives any claim the VS Group has or may have that a Prior Company Counsel has a conflict of interest or is otherwise prohibited from engaging in such representation and (ii) covenants and agrees that, in the event that a dispute arises after the Distribution Time between the VS Group (or any of its Affiliates) and the L Brands Group (or any of its Affiliates), Prior Company Counsel may represent any member of the L Brands Group and any Affiliates thereof in such dispute even though the interests of such Person(s) may be directly adverse to the VS Group and even though Prior Company Counsel may have represented the VS Group in a matter substantially related to such dispute.

(f)          Notwithstanding anything to the contrary in this Section 4.07, in the event of any adversarial Action between any member of the L Brands Group, on the one hand, and any member of the VS Group on the other hand, related to the transactions contemplated by this Agreement or any Ancillary Agreement, L Brands shall be entitled to control the assertion or waiver of all Privileges in connection with such matter and shall have the sole right to waive any Privilege in connection with such matter, without obtaining VS’s consent pursuant to Section 4.07(a); provided that such waiver of Privilege shall be effective only as to the use of information with respect to the Action between the Parties or the applicable members of their respective Groups related to the transactions contemplated by this Agreement or any Ancillary Agreement, and shall not operate as a waiver of the Privilege with respect to any Third Party.

(g)          Each of the VS Group and the L Brands Group hereby acknowledges and confirms that it has had the opportunity to review and obtain adequate information regarding the significance and risks of the waivers and other terms and conditions of this Section 4.07, including the opportunity to discuss with counsel such matters and reasonable alternatives to such terms.  This Section 4.07 is for the benefit of the L Brands Group, the VS Group and Prior Company Counsel, and the L Brands Group, VS Group and Prior Company Counsel are intended third party beneficiaries of this Section 4.07.  This Section 4.07 shall be irrevocable, and no term of this Section 4.07 may be amended, waived or modified, without the prior written consent of L Brands, VS and Prior Company Counsel.  The covenants and obligations set forth in this Section 4.07 shall survive the Distribution Time indefinitely.

Section 4.08.  Limitation of Liability. Except as otherwise provided in this Agreement, no Party shall have any liability to any other party in the event that any information, books or records exchanged or provided pursuant to this Agreement is found to be inaccurate or the requested information, books or records is not provided, in the absence of willful misconduct by the party requested to provide such information, books or records. No Party shall have any liability to any other party if any information, books or records is destroyed after commercially reasonable efforts by such Party to comply with the provisions of Section 4.05.

Section 4.09.  Other Agreements Providing for Exchange of Information. The rights and obligations granted under this Article 4 are subject to any specific limitations, qualifications or additional provisions on the sharing, exchange, retention, rights to use, or confidential treatment of information set forth in any Ancillary Agreement. Notwithstanding anything in this Agreement to the contrary, (i) the Tax Matters Agreement shall govern the retention of Tax related records and the exchange of Tax related information and (ii) the Employee Matters Agreement shall govern the retention of employment and benefits related records.  Any Party that receives, pursuant to a request for information in accordance with this Article 4, information that is not relevant to its request shall, at the request of the providing Party, (i) return it to the providing Party or, at the providing Party’s request, destroy such information; and (ii) deliver to the providing Party written confirmation that such information was returned or destroyed, as the case may be, which confirmation shall be signed by an authorized representative of the requesting Party.

Section 4.10.  L Brands Insurance.  (a) From and after the Distribution Time, the members of the VS Group shall cease to be insured by the current and historical insurance policies or programs of L Brands or any of its Subsidiaries, whether provided by a third-party insurer, “captive insurer,” self-insurance or a co-insurance program (the “L Brands Insurance Policies”). From and after the Distribution Time, no member of the VS Group shall have any access, right, title or interest to or in any L Brands Insurance Policy (including to any claims or rights to make claims or any rights to proceeds).

(a)          After the Distribution, VS shall promptly notify L Brands about any events, acts, errors, accidents, omissions, incidents, injuries or other forms of occurrences to the extent relating to any member of the VS Group or the properties, assets, business, operations, employees, officers or directors of any member of the VS Group that, in each case, occur prior to the Distribution (collectively, the “Pre-Distribution Occurrences”) and that could potentially be covered by a L Brands Insurance Policy that is an occurrence-based policy (which, for the avoidance of doubt, includes any claim relating to a Pre-Distribution Occurrence that is below the deductible or retention for such policy but could potentially be covered if it were above such deductible or retention), and L Brands shall use commercially reasonable efforts to (i) report such Pre-Distribution Occurrences to the applicable third-party insurance provider of such L Brands Insurance Policy, and (ii) to the extent such Pre-Distribution Occurrence is covered by such L Brands Insurance Policy, file a claim for such Pre-Distribution Occurrence under such L Brands Insurance Policy. All (i) insurance claims relating to Pre-Distribution Occurrences that have been filed by L Brands or any of its Subsidiaries prior to the Distribution under a L Brands Insurance Policy (including those filed under L Brands Insurance Policies that are claims-made policies), and (ii) insurance claims relating to Pre-Distribution Occurrences that are filed by L Brands or any or its Subsidiaries after the Distribution under a L Brands Insurance Policy that is an occurrence-based policy (the filed insurance claims in clauses (i) and (ii) collectively, the “L Brands Insurance Claims”), shall be retained by L Brands and shall be L Brands Liabilities; provided that in no event shall, pursuant to this Section 4.10(b), the L Brands Liabilities include any underlying fact, circumstance or event related to a L Brands Insurance Claim, or any Liability relating to such underlying fact, circumstance, event or Liability (unless such underlying fact, circumstance or event is otherwise an L Brands Liability). After the Distribution, L Brands and its Subsidiaries shall have the sole responsibility for, and the sole right to, handle the claims administration for each L Brands Insurance Claim, including claims handling and resolution, defense costs, payments to claimants, deductibles and retentions, as applicable, under the terms and conditions of each L Brands Insurance Policy, discussions or negotiations with insurers and the control of any Action relating to any L Brands Insurance Claim. All proceeds paid or payable under a L Brands Insurance Policy shall be L Brands Assets. VS shall and shall cause the members of the VS Group to cooperate with L Brands with respect to the L Brands Insurance Claims, including in the investigation and pursuit of any L Brands Insurance Claim, comply with the terms of the L Brands Insurance Policies with respect to the L Brands Insurance Claims, provide such information as is reasonably requested by L Brands in connection with the L Brands Insurance Claims and, upon L Brands’ request, assign the L Brands Insurance Claims to L Brands or its Subsidiary.

Section 4.11.  Intellectual Property License.

(a)          Effective from and after the Distribution Time, L Brands (on behalf of itself and its Subsidiaries) hereby grants the VS Group a non-exclusive, worldwide, perpetual, irrevocable, fully paid-up, royalty-free, non-transferable, non-sublicensable (except as set forth in Section 4.11(d)) license under the Intellectual Property Rights (other than any and all Trademarks, formulas, Commercial Data and Personal Information) (i) that are owned by the L Brands Group as of the Distribution Time and (ii) that have been used or held for use in the VS Business on or prior to the Distribution Time but are not included in the VS Assets, in each case, to use, reproduce, create derivative works of, modify, distribute, make, have made, sell, offer for sale, import or otherwise commercially exploit products and services solely in connection with the operation of the VS Business.

(b)          Effective from and after the Distribution Time, VS (on behalf of itself and its Subsidiaries) hereby grants the L Brands Group a non-exclusive, worldwide, perpetual, irrevocable, fully paid-up, royalty-free, non-transferable, non-sublicensable (except as set forth in Section 4.11(d)) license under the VS IP (other than any and all Trademarks, formulas, Commercial Data and Personal Information) that has been used or held for use by the L Brands Group in the operation of the L Brands Business on or prior to the Distribution Time but are not included in the L Brands Assets, in each case, to use, reproduce, create derivative works of, modify, distribute, make, have made, sell, offer for sale, import or otherwise commercially exploit products and services solely in connection with the operation of the L Brands Business.

(c)          Notwithstanding the assignment provision in Section 6.04, L Brands and VS may assign their respective licenses set forth in this Section 4.11, in whole or in part, in connection with a merger, consolidation or sale of all or substantially all of, or any portion of the assets of, their respective Businesses to which the licenses relate.

(d)          L Brands and VS may sublicense their respective licenses set forth in this Section 4.11 to (i) their vendors, consultants, contractors and suppliers, in connection with the provision of services to their respective Businesses to which the licenses relate and (ii) their distributors, customers and end-users, in connection with the distribution, licensing, offering and sale of the current and future products and services of their respective Businesses to which the licenses relate.

(e)          Each license granted in this Section 4.11 is, and will otherwise be deemed to be, for purposes of Section 365(n) of the Bankruptcy Code, a license of rights to “intellectual property” (as defined under Section 101 of the Bankruptcy Code), and L Brands and VS will retain and may fully exercise all of their respective rights and elections under the Bankruptcy Code (or any similar foreign law) with respect thereto.

(f)          For the avoidance of doubt, this Section 4.11 shall survive in perpetuity.

Section 4.12.  Trademark Phase Out.

(a)          As soon as reasonably practicable after the Distribution, but in no event later than twelve (12) months after the Distribution Time, VS shall and shall cause its Subsidiaries to (i) cease any and all use of the L Brands Names and Marks and (ii) destroy, conceal, cover, redact, replace or remove the L Brands Names and Marks from any and all VS Assets and any other assets and materials under their possession or control bearing such L Brands Names and Marks. VS acknowledges and agrees that, during the 12-month period set forth in this Section 4.12(a), VS shall only use the L Brands Names and Marks in substantially the same manner as such L Brands Names and Marks were used by L Brands and its Subsidiaries prior to the Distribution Time. Any and all goodwill resulting from the VS Group’s use of the L Brands Names and Marks shall inure solely to the benefit of L Brands.

(b)          As soon as reasonably practicable after the Distribution, but in no event later than six (6) months after the Distribution Time, VS shall and shall cause its Subsidiaries to take any and all actions necessary (including the filing of amended organizational documents and any other required documentation with the relevant Governmental Authorities) to initiate a change to the corporate name, “doing business as” name, trade name and any other similar corporate identifier of VS and its Subsidiaries to a corporate name, “doing business as” name, trade name or any other similar corporate identifier that does not contain any L Brands Names and Marks or any name confusingly similar to any L Brands Names and Marks, including “Limited,” “Limited Brands,” “LB,” “Bath & Body Works” or “BBW.”

(c)          VS agrees that (i) the L Brands Name and Marks are, as of the date of this Agreement, and shall continue to be following the Distribution Time, owned by L Brands or a Subsidiary of L Brands, as applicable, (ii) no member of the VS Group has any rights in, and shall not use in any manner, any of the L Brands Names and Marks following the twelve (12)-month period set forth in Section 4.12(a) and (iii) no member of the VS Group shall contest the ownership, enforceability or validity of any rights of L Brands and its Subsidiaries in or to any of the L Brands Names and Marks.

(d)          As soon as reasonably practicable after the Distribution, but in no event later than twelve (12) months after the Distribution Time, L Brands shall and shall cause its Subsidiaries to (i) cease any and all use of the VS Trademarks and (ii) destroy, conceal, cover, redact, replace or remove any and all VS Trademarks from any and all L Brands Assets and any other assets and materials under their possession or control bearing such VS Trademarks. L Brands acknowledges and agrees that, during the 12-month period set forth in this Section 4.12(d), L Brands shall only use the VS Trademarks in substantially the same manner as such VS Trademarks were used by L Brands and its Subsidiaries prior to the Distribution Time. Any and all goodwill resulting from the L Brands Group’s use of the VS Trademarks shall inure solely to the benefit of VS.

(e)          As soon as reasonably practicable after the Distribution, but in no event later than six (6) months after the Distribution Time, L Brands shall and shall cause its Subsidiaries to take any and all actions necessary (including the filing of amended organizational documents and any other required documentation with the relevant Governmental Authorities) to initiate a change to the corporate name, “doing business as” name, trade name or any other similar corporate identifier of each Subsidiary of L Brands to a corporate name, “doing business as” name, trade name or any other similar corporate identifier that does not contain any VS Trademarks.

(f)          L Brands agrees that (i) the VS Trademarks are, as of the date of this Agreement, and shall continue to be following the Distribution Time, owned by VS or a Subsidiary of VS, as applicable, (ii) no member of the L Brands Group has any rights in, and shall not use in any manner, any of the VS Trademarks following the twelve (12)-month period set forth in Section 4.12(d) and (iii) no member of the L Brands Group shall contest the ownership, enforceability or validity of any rights of VS and its Subsidiaries in or to any of the VS Trademarks.

(g)          Notwithstanding the foregoing, nothing in this Section 4.12 shall be construed as prohibiting either Party from making any use of the other Party’s Trademarks to the extent such use constitutes “fair use” under Applicable Law.

Section 4.13.  Commercial Data.  VS shall not, and shall cause its Subsidiaries not to, following the Distribution Time, without the consent of the individuals to whom the VS Commercial Data relates, use or disclose VS Commercial Data for purposes other than those for which such VS Commercial Data was collected by L Brands or its Subsidiaries prior to the Distribution Time (unless (i) such consent is obtained by VS or (ii) otherwise permitted or required by Applicable Law), and shall give effect to any withdrawal of consent made in accordance with Applicable Law. VS shall, and shall cause its Subsidiaries to, protect and safeguard the VS Commercial Data against unauthorized collection, use or disclosure, as provided by Applicable Law. To the extent required by Applicable Law, within a reasonable time after the Distribution Time, VS shall notify the individuals to whom the VS Commercial Data relates that the transactions contemplated by this Agreement have been completed and that their VS Commercial Data has been transferred to VS.

Section 4.14.  Limited License.  L Brands hereby grants to VS a limited license to use (and reasonable access to) space at certain facilities and to continue to use certain equipment located at such facilities (including the use of office security and badge services) (the “VS Temporary Facilities”), for substantially the same purposes as used in the operation of the VS Business immediately prior to the Distribution. VS’s rights to the Temporary Facilities shall include reasonable access and a limited license to use ancillary services to the same extent as such services are provided as of the Distribution Date to its own employees at such facility. VS hereby grants to L Brands a limited license to use (and reasonable access to) space at certain facilities and to continue to use certain equipment located at such facilities (including the use of office security and badge services) (the “L Brands Temporary Facilities” and together with the VS Temporary Facilities, collectively, the “Temporary Facilities”), for substantially the same purposes as used in the operation of the L Brands Business immediately prior to the Distribution. L Brands’ rights to the Temporary Facilities shall include reasonable access and a limited license to use ancillary services to the same extent as such services are provided as of the Distribution Date to its own employees at such facility. VS and L Brands shall each (i) vacate the VS Temporary Facilities, in the case of VS, and the L Brands Temporary Facilities, in the case of L Brands, on or prior to the date that is three (3) months following the Distribution Date, and (ii) vacate or deliver back, as applicable, the VS Temporary Facilities, in the case of VS, and the L Brands Temporary Facilities, in the case of L Brands, in substantially the same repair and condition at that date as on the Distribution Date, ordinary wear and tear excepted. The rights granted with respect to the Temporary Facilities shall be in the nature of a license and shall not create a leasehold or other estate or possessory rights therein and shall not include any right of sub-license or sub-leasehold to any Third Party.  The covenants set forth in this Section 4.14 shall survive for six (6) months following the Distribution Date.

Section 4.15.  Other Matters.  Each of L Brands and VS agrees to the covenants, agreements and undertakings set forth on Schedule 4.15.

Section 4.16.  Inducement.  VS acknowledges and agrees that L Brands’ willingness to cause, effect and consummate the Distribution has been conditioned upon and induced by VS’s covenants and agreements in this Agreement and the Ancillary Agreements, including VS’s assumption of the VS Liabilities. The Parties acknowledge that, after the Distribution Time, each Party shall be independent of the other Party, with responsibility for its own actions and inactions and its own Liabilities relating to, arising out of or resulting from the conduct of its business, operations and activities following the Distribution Time, except as may otherwise be provided in this Agreement or in any Ancillary Agreement, and each Party shall (except as otherwise provided in this Agreement) use commercially reasonable efforts to prevent such Liabilities from being inappropriately borne by the other Party.

ARTICLE 5
Release; Indemnification

Section 5.01.  Release of Pre-Distribution Claims.

(a)          Except (i) as provided in Section 5.01(b) and (ii) as otherwise expressly provided in this Agreement or any Ancillary Agreement, each Party does hereby, on behalf of itself and each member of its Group, and each of their successors and assigns, and to the extent permitted by Applicable Law, all Persons who at any time prior to the Distribution Time have been directors, officers, employees or agents serving as independent contractors of such Party or any member of its Group (in each case, in their respective capacities as such), release and forever discharge the other Party and the other members of such Party’s Group, and their respective successors and assigns, and all Persons who at any time prior to the Distribution Time have been directors, officers, employees or agents serving as independent contractors of such other Party or any member of its Group (in each case, in their respective capacities as such), and their respective heirs, executors, administrators, successors and assigns (collectively, the “Released Parties”), from any and all demands, claims, Actions and Liabilities whatsoever, whether at law or in equity (including any right of contribution or any right pursuant to any Environmental Law whether now or hereinafter in effect), whether arising under any Contract, by operation of law or otherwise (and including for the avoidance of doubt, those arising as a result of the negligence, strict liability or any other liability under any theory of law or equity of, or any violation of law by any Released Party), existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed on or before the Distribution Date, in the case of the release by L Brands, to the extent relating to, arising out of or resulting from the L Brands Business, the L Brands Assets or the L Brands Liabilities, and in the case of the release by VS, to the extent relating to, arising out of or resulting from the VS Business, the VS Assets or the VS Liabilities.  In furtherance of the foregoing, each Party shall cause each of the members of its respective Group to, effective as of the Distribution Time, release and forever discharge each of the Released Parties of the other Group as and to the same extent as the release and discharge provided by such Party pursuant to the foregoing provisions of this Section 5.01(a).

(b)          Nothing contained in Section 5.01(a) shall impair any right of any Person identified in Section 5.01(a) to enforce this Agreement or any Ancillary Agreement.  Nothing contained in Section 5.01(a) shall release or discharge any Person from:

(i)          any Liability assumed, transferred, assigned, retained or allocated to that Person in accordance with, or any other Liability of that Person under, this Agreement or any of the Ancillary Agreements;

(ii)          any Liability that is expressly specified in this Agreement (including Section 2.08) or any Ancillary Agreement to continue after the Distribution Time, but subject to any limitation set forth in this Agreement (including Section 2.08) or any Ancillary Agreement relating specifically to such Liability;

(iii)          any Liability that the Parties may have with respect to claims for indemnification, recovery or contribution brought pursuant to this Agreement or any Ancillary Agreement, which Liability shall be governed by the provisions of this Article 5, or, if applicable, the appropriate provisions of the Ancillary Agreements; or

(iv)          any Liability the release of which would result in the release of any Person, other than a member of the L Brands Group, the VS Group or any related Released Party; provided, however, that the Parties agree not to bring or allow their respective Subsidiaries to bring suit against the other party or any related Released Party with respect to any such Liability.

In addition, nothing contained in Section 5.01(a) shall release any Party or any member of its Group from honoring its existing obligations to indemnify, or advance expenses to, any Person who was a director, officer or employee of such Party or any member of its Group, at or prior to the Distribution Time, to the extent such Person was entitled to such indemnification or advancement of expenses pursuant to then-existing obligations and remains so entitled; provided, however, that to the extent applicable, Section 5.02 hereof shall determine whether any Party shall be required to indemnify the other Party or a member of its Group in respect of such Liability.

(c)          No Party shall make, nor permit any member of its Group to make, any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or indemnification, against the other Party, or any related Released Party, with respect to any Liability released pursuant to Section 5.01(a).

(d)          It is the intent of each of the Parties by virtue of the provisions of this Section 5.01 to provide for a full and complete release and discharge of all Liabilities existing or arising from all acts and events occurring or failing to occur or alleged to have occurred or to have failed to occur and all conditions existing or alleged to have existed on or before the Distribution Date between members of the L Brands Group, on the one hand, and members of the VS Group, on the other hand (including any Contract existing or alleged to exist between the Parties on or before the Distribution Date), except as expressly set forth in Section 5.01(b) or as expressly provided in this Agreement or any Ancillary Agreement. At any time, at the reasonable request of either L Brands or VS, the other Party shall execute and deliver (and cause its respective Subsidiaries to execute and deliver) releases reflecting the provisions hereof.

Section 5.02.  VS Indemnification of the L Brands Group. (a) Effective as of and after the Distribution Time, VS shall, and shall cause the other members of the VS Group to, indemnify, defend and hold harmless each member of the L Brands Group, each Affiliate thereof and each of their respective past, present and future directors, officers, employees and agents and the respective heirs, executors, administrators, successors and assigns of any of the foregoing (the “L Brands Indemnitees”) from and against any and all Liabilities incurred or suffered by any of the L Brands Indemnitees arising out of or in connection with (i) any of the VS Liabilities, or the failure of any member of the VS Group or any other Person to pay, perform or otherwise discharge any of the VS Liabilities, whether prior to, at or after the Distribution Time, (ii) any breach by VS or any member of the VS Group of this Agreement or any Ancillary Agreement, (iii) the ownership or operation of the VS Business, the businesses conducted by the VS Group or the VS Assets on or after the Distribution Date, (iv) any payments made by L Brands or any member of the L Brands Group in respect of any Guarantee given or obtained by any member of the L Brands Group for the benefit of any member of the VS Group or the VS Business, or any Liability of any member of the L Brands Group in respect thereof, and (v) any use of any L Brands Names and Marks by VS.

(b)          Except to the extent set forth in Section 5.03(b), effective as of and after the Distribution Time, VS shall indemnify, defend and hold harmless each of the L Brands Indemnitees and each Person, if any, who controls any L Brands Indemnitee within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act from and against any and all Liabilities caused by any untrue statement or alleged untrue statement of a material fact contained in the Form 10 or any amendment thereof, the Information Statement (as amended or supplemented), the Equity Compensation Registration Statement or any offering or marketing materials prepared in connection with the VS Financing Transactions or caused by any omission or alleged omission to state therein a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

Section 5.03.  L Brands Indemnification of the VS Group.  (a) Effective as of and after the Distribution Time, L Brands shall, and shall cause the other members of the L Brands Group to, indemnify, defend and hold harmless each member of the VS Group, each Affiliate thereof and each of their respective past, present and future directors, officers, employees and agents and the respective heirs, executors, administrators, successors and assigns of any of the foregoing (the “VS Indemnitees”) from and against any and all Liabilities incurred or suffered by any of the VS Indemnitees and arising out of or in connection with (i) any of the L Brands Liabilities, or the failure of any member of the L Brands Group or any other Person to pay, perform or otherwise discharge any of the L Brands Liabilities, whether prior to, at or after the Distribution Time, (ii) the ownership or operation of the L Brands Business or the L Brands Assets on or after the Distribution Date, and (iii) any breach by L Brands or any member of the L Brands Group of this Agreement or any Ancillary Agreement.

(b)          Effective as of and after the Distribution Time, L Brands shall indemnify, defend and hold harmless each of the VS Indemnitees and each Person, if any, who controls any VS Indemnitee within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act from and against any and all Liabilities caused by any untrue statement or alleged untrue statement of a material fact contained in the Form 10 or any amendment thereof, the Information Statement (as amended or supplemented), the Equity Compensation Registration Statement or any offering or marketing materials prepared in connection with the VS Financing Transactions or caused by any omission or alleged omission to state therein a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, in each case to the extent, but only to the extent, that such Liabilities are caused by any such untrue statement or omission or alleged untrue statement or omission based on information furnished by L Brands solely in respect of the L Brands Group and which information is set forth on Schedule 5.03(b), it being agreed that the statements set forth on Schedule 5.03(b) shall be the only information furnished by L Brands in respect of the L Brands Group in the Form 10, the Information Statement, the Equity Compensation Registration Statement or any offering or marketing materials prepared in connection with the VS Financing Transactions, and all other information contained in the Form 10, the Information Statement, the Equity Compensation Registration Statement or any offering or marketing materials prepared in connection with the VS Financing Transactions shall be deemed to be information supplied by VS.

Section 5.04.  Procedures.  (a) The Party seeking indemnification under Section 5.02 or Section 5.03 (the “Indemnified Party”) agrees to give prompt notice to the Party against whom indemnity is sought (the “Indemnifying Party”) of the assertion of any claim, or the commencement of any suit, action or proceeding (each, a “Claim”) in respect of which indemnity may be sought hereunder and will provide the Indemnifying Party such information with respect thereto that the Indemnifying Party may reasonably request.  The failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder, except to the extent such failure shall have adversely prejudiced the Indemnifying Party.

(b)          The Indemnifying Party shall be entitled to participate in the defense of any Claim (other than any criminal Action or Action brought by a Governmental Authority) asserted by any Third Party (“Third Party Claim”) and, subject to the limitations set forth in this Section 5.04, if it so notifies the Indemnified Party no later than thirty (30) days after receipt of the notice described in Section 5.04(a), shall be entitled to control and appoint lead counsel for such defense (other than any criminal Action or Action brought by a Governmental Authority), in each case at its expense; provided that, prior to the Indemnifying Party controlling the defense of such Third Party Claim, it shall first confirm to the Indemnified Party in writing that, assuming the facts presented to the Indemnifying Party by the Indemnified Party are true, the Indemnifying Party shall indemnify the Indemnified Party for any such damages to the extent resulting from, or arising out of, such Third Party Claim.  If the Indemnifying Party does not so notify the Indemnified Party, the Indemnified Party shall have the right to defend or contest such Third Party Claim through counsel chosen by the Indemnified Party that is reasonably acceptable to the Indemnifying Party, subject to the provisions of this Section 5.04, and if the Indemnifying Party has an indemnification obligation with respect to such Third Party Claim, then the Indemnifying Party shall be liable for all reasonable and documented fees and expenses incurred by the Indemnified Party in connection with the defense of such Third Party Claim.  If an Indemnifying Party has elected to control the defense of a Third Party Claim, then such Indemnifying Party shall be solely liable for all fees and expenses incurred by it in connection with the defense of such Third Party Claim and shall not be entitled to seek any indemnification or reimbursement from the Indemnified Party for any such fees or expenses incurred by the Indemnifying Party during the course of the defense of such Third Party Claim by such Indemnifying Party, regardless of any subsequent decision by the Indemnifying Party to reject or otherwise abandon its assumption of such defense.

(c)          If the Indemnifying Party shall assume the control of the defense of any Third Party Claim in accordance with the provisions of Section 5.04(b), (i) the Indemnifying Party shall obtain the prior written consent of the Indemnified Party (which shall not be unreasonably withheld, conditioned or delayed) before entering into any settlement of such Third Party Claim, if the settlement does not release the Indemnified Party from all Liabilities and obligations with respect to such Third Party Claim or the settlement imposes injunctive or other equitable relief against the Indemnified Party or any of its related Indemnitees or is otherwise materially prejudicial to any such Person and (ii) the Indemnified Party shall be entitled to participate in (but not control) the defense of such Third Party Claim and, at its own expense, to employ separate counsel (including local counsel as necessary) of its choice for such purpose; provided that (A) in the event of a conflict of interest between the Indemnifying Party and the applicable Indemnified Party, the reasonable and documented fees and expenses of such separate counsel (including local counsel as necessary) shall be at the Indemnifying Party’s expense, and (B) the members of the VS Group shall not be entitled to participate in the defense of any Third Party Claim to the extent relating to the matters set forth on Schedule 5.04(c).

(d)          Each Party shall cooperate, and cause their respective Affiliates to cooperate, in the defense or prosecution of any Third Party Claim and shall furnish or cause to be furnished such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials or appeals, as may be reasonably requested in connection therewith.

(e)          Each Indemnified Party shall use commercially reasonable efforts to collect any amounts available under insurance coverage, or from any other Person alleged to be responsible, for any Liabilities payable under Section 5.02 or Section 5.03 and the reasonable expenses incurred in connection therewith will be treated as Liabilities subject to indemnification hereunder.  Notwithstanding the foregoing, an Indemnifying Party may not delay making any indemnification payment required under the terms of this Agreement, or otherwise satisfying any indemnification obligation, pending the outcome of any Action to collect or recover any amounts available under insurance coverage, and an Indemnified Party need not attempt to collect any such amounts prior to making a claim for indemnification or contribution or receiving any payment otherwise owed to it under this Agreement or any Ancillary Agreement.

(f)          In the event of any Action in which the Indemnifying Party is not also named defendant, at the request of either the Indemnified Party or the Indemnifying Party, the Parties will use commercially reasonable efforts to substitute the Indemnifying Party or its applicable Affiliate for the named defendant in the Action.

Section 5.05.  Calculation of Indemnification Amount.  Any indemnification amount pursuant to Section 5.02 or Section 5.03 shall be paid (i) net of any amounts actually recovered (net of any out-of-pocket costs or expenses incurred in the collection thereof) by the Indemnified Party under applicable Third Party insurance policies or from any other Third Party alleged to be responsible therefor, and (ii) taking into account any Tax Benefit allowable to the Indemnified Party (using the methodology set forth in Section 11(d) of the Tax Matters Agreement to determine the amount of any such Tax Benefit) and any Tax cost incurred by the Indemnified Party arising from the incurrence or payment of the relevant Liabilities.  L Brands and VS agree that, for United States federal income tax purposes, any payment made pursuant to this Article 5 will be treated as provided under Section 12(b) of the Tax Matters Agreement.  If the Indemnified Party receives any amounts under applicable Third Party insurance policies, or from any other Third Party alleged to be responsible for any Liabilities, subsequent to an indemnification payment by the Indemnifying Party in respect thereof, then such Indemnified Party shall promptly reimburse the Indemnifying Party for any payment made by such Indemnifying Party in respect thereof up to the amount received (net of any out-of-pocket costs or expenses incurred in the collection thereof) by the Indemnified Party from such Third Party insurance policy or Third Party, as applicable.

Section 5.06.  Contribution.  If for any reason the indemnification provided for in Section 5.02 or Section 5.03 is held to be unenforceable or is unavailable to any Indemnified Party, or insufficient to hold it harmless, then the Indemnifying Party shall contribute to the amount paid or payable by such Indemnified Party as a result of such Liabilities in such proportion as is appropriate to reflect the relative fault of the L Brands Group, on the one hand, and the VS Group, on the other hand, in connection with the conduct, statement or omission that resulted in such Liabilities.  In case of any Liabilities arising out of or related to information contained in the Form 10 or any amendment thereof, the Information Statement (as amended or supplemented), the Equity Compensation Registration Statement or any offering or marketing materials prepared in connection with the VS Financing Transactions, the relative fault of the L Brands Group, on the one hand, and the VS Group, on the other hand, shall be determined by reference to, among other things, whether the untrue statement or alleged untrue statement of a material fact or the omission or alleged omission of a material fact relates to information supplied by VS or any member of its Group, on the one hand, or L Brands or any member of its Group (but solely to the extent such information is set forth on Schedule 5.03(b)), on the other hand.

Section 5.07.  Non-Exclusivity of Remedies.  Subject to Section 5.01, the remedies provided for in this Article 5 are not exclusive and shall not limit any rights or remedies which may otherwise be available to any Indemnified Party at law or in equity; provided that the procedures set forth in Sections 5.04 and 5.05 shall be the exclusive procedures governing any indemnity action brought under this Agreement.

Section 5.08.  Survival of Indemnities.  The rights and obligations of any Indemnified Party or Indemnifying Party under this Article 5 shall survive the sale or other transfer of any Party or any member of its Group of any of its assets, business or liabilities or any merger, consolidation, business combination, restructuring, recapitalization, reorganization or similar transaction involving either Party or any member of its Group.

Section 5.09.  Ancillary Agreements.  If an indemnification claim is covered by the indemnification provisions of an Ancillary Agreement, the claim shall be made under the Ancillary Agreement to the extent applicable and the provisions thereof shall govern such claim. In no event shall any Party be entitled to double recovery from the indemnification provisions of this Agreement and any Ancillary Agreement.

ARTICLE 6
Miscellaneous

Section 6.01.  Notices.  Any notice, instruction, direction or demand under the terms of this Agreement required to be in writing shall be duly given upon delivery, if delivered by hand, facsimile transmission, mail, or e-mail transmission to the following addresses:

If to L Brands to:

L Brands, Inc.
Three Limited Parkway
Columbus, Ohio 43230
Attn:      Michael Wu
Tim Faber
Email:    MiWu@lb.com
TFaber@lb.com

with a copy to:

Davis Polk & Wardwell LLP
450 Lexington Avenue
New York, New York 10017
Attn:      William H. Aaronson
Cheryl Chan
Email:    william.aaronson@davispolk.com
cheryl.chan@davispolk.com

If to VS to:

Victoria’s Secret & Co.
4 Limited Parkway East
Reynoldsburg, Ohio 43068
Attn: Melinda McAfee
Email: MMcAfee@lb.com

or such other address or facsimile number as such Party may hereafter specify for the purpose by notice to the other Party.  All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. in the place of receipt and such day is a Business Day in the place of receipt.  Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt.

Section 6.02.  Amendments; No Waivers.  (a) Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by L Brands and VS, or in the case of a waiver, by the Party against whom the waiver is to be effective.

(b)          No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Applicable Law.

Section 6.03.  Expenses.  L Brands and VS shall each bear the costs and expenses incurred or paid in connection with the Restructuring, the Distribution and any other related transaction, as applicable, set forth below their respective names on Schedule 6.03. All other third-party fees, costs and expenses paid or incurred in connection with the foregoing (except as specifically allocated pursuant to the terms of this Agreement or any Ancillary Agreement) will be paid by the Party incurring such fees or expenses, whether or not the Distribution occurs, or as otherwise agreed by the Parties in writing.

Section 6.04.  Successors and Assigns.  The provisions of this Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns; provided that neither Party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other Party, except pursuant to Section 4.11(c).  If any Party or any of its successors or permitted assigns (i) shall consolidate with or merge into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any Person, then, and in each such case, no such consent shall be required and proper provisions shall be made so that the successors and assigns of such Party shall assume all of the obligations of such Party under the Distribution Documents; provided that no such assignment shall release the assigning Party from liability for the full performance of its obligations under the Distribution Documents.

Section 6.05.  Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law rules of such state.

Section 6.06.  Counterparts; Effectiveness; Third-party Beneficiaries.  This Agreement may be signed in any number of counterparts (which may include counterparts delivered by any standard form of telecommunication), each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. The words “execution,” “signed,” “signature,” and words of like import in this Agreement or in any other certificate, agreement or document related to this Agreement shall include images of manually executed signatures transmitted by facsimile or other electronic format (including “pdf,” “tif” or “jpg”) and other electronic signatures (including DocuSign and AdobeSign). The use of electronic signatures and electronic records (including any contract or other record created, generated, sent, communicated, received, or stored by electronic means) shall be of the same legal effect, validity and enforceability as a manually executed signature or use of a paper-based recordkeeping system to the fullest extent permitted by Applicable Law. This Agreement shall become effective when each Party shall have received a counterpart hereof signed by the other Party.  Until and unless each Party has received a counterpart hereof signed by the other Party, this Agreement shall have no effect and no Party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).  Except for Section 4.07, Section 6.12, and the indemnification and release provisions of Article 5, neither this Agreement nor any provision hereof is intended to confer any rights, benefits, remedies, obligations, or liabilities hereunder upon any Person other than the Parties and their respective successors and permitted assigns.

Section 6.07.  Entire Agreement.  This Agreement and the other Distribution Documents constitute the entire understanding of the Parties with respect to the subject matter hereof and thereof and supersede all prior agreements, understandings and negotiations, both written and oral, between the Parties with respect to the subject matter hereof and thereof.  No representation, inducement, promise, understanding, condition or warranty not set forth herein or in the other Distribution Documents has been made or relied upon by any Party or any member of their Group with respect to the transactions contemplated by the Distribution Documents.  Without limiting Section 5.09 and subject to Section 6.08, in the event and to the extent that there shall be a conflict between the provisions of this Agreement and the provisions of any Ancillary Agreement, the Ancillary Agreement shall control with respect to the subject matter thereof, and this Agreement shall control with respect to all other matters; provided that to the extent that there shall be a conflict between the provisions of this Agreement and the provisions of any Restructuring Agreement, this Agreement shall control with respect to all matters.

Section 6.08.  Tax and Employee Matters.  Except as otherwise provided herein, this Agreement shall not govern (i) Tax matters (including any administrative, procedural and related matters thereto), which shall be exclusively governed by the Tax Matters Agreement and the Employee Matters Agreement or (ii) employee matters (including any labor, compensation plans, benefit plans and related matters thereto), which shall be exclusively governed by the Employee Matters Agreement.  For the avoidance of doubt, to the extent of any inconsistency between this Agreement and either of the Tax Matters Agreement or Employee Matters Agreement, the terms of the Tax Matters Agreement or Employee Matters Agreement, as the case may be, shall govern.

Section 6.09.  Dispute Resolution.  (a) With respect to matters under this Agreement requiring dispute resolution (each, a “Dispute”), the disputing Party shall notify the other Party of such Dispute in writing and, upon the non-disputing Party’s receipt of such written notice, the Parties shall attempt to resolve such Dispute in good faith within thirty (30) days of such receipt, and if the Parties are unable to resolve such Dispute in such thirty (30) day period, then the Parties shall escalate such Dispute to each party’s Chief Financial Officer for resolution.

(b)          If the Parties’ Chief Financial Officers are unable to resolve such Dispute within thirty (30) days following such receipt of such notice, then either Party shall initiate a non-binding mediation by providing written notice (a “Mediation Notice”) to the other Party within five (5) Business Days following the expiration of such thirty (30) day period.

(c)          Upon receipt of a Mediation Notice, the applicable Dispute shall be submitted within five (5) Business Days following such receipt of such Mediation Notice for non-binding mediation conducted in accordance with the Commercial Mediation Rules of the American Arbitration Association (“Arbitration Association”), and the Parties agree to bear equally the costs of such mediation (including any fees or expenses of the applicable mediator); provided that each Party shall bear its own costs in connection with participating in such mediation. The Parties agree to participate in good faith in such mediation for a period of forty-five (45) days or such longer period as the Parties may mutually agree following receipt of such Mediation Notice (the “Mediation Period”).

(d)          In connection with such mediation, the Parties shall cooperate with the Arbitration Association and with one another in selecting a neutral mediator with relevant industry experience and in scheduling the mediation proceedings during the applicable Mediation Period. If the Parties are unable to agree on a neutral mediator within five (5) Business Days of submitting a Dispute for mediation pursuant to Section 6.09(c), application shall be made by the Parties to the Arbitration Association for the Arbitration Association to select and appoint a neutral mediator on the Parties’ behalf in accordance with the Commercial Mediation Rules of the Arbitration Association.

(e)          The Parties further agree that all information, whether oral or written, provided in the course of any such mediation by either Party or their Representatives, and by the applicable mediator and any employees of the mediation service, is confidential, privileged, and inadmissible for any purpose, including impeachment, in any Action involving the Parties; provided that any such information that is otherwise admissible or discoverable shall not be rendered inadmissible or non-discoverable as a result of its use in such mediation.

(f)          If the Parties cannot resolve the Dispute for any reason, on and following the expiration of the Mediation Period, either party may commence litigation in a court of competent jurisdiction pursuant to the provisions of Section 6.10. Nothing contained in this Agreement shall deny either Party the right to seek injunctive or other equitable relief from a court of competent jurisdiction in the context of a bona fide emergency or prospective irreparable harm, and such an Action may be filed and maintained notwithstanding any ongoing efforts under this Section 6.09.

Section 6.10.  Jurisdiction.  The Parties agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in the Chancery Court of the State of Delaware and any state appellate court therefrom within the State of Delaware (or if the Chancery Court of the State of Delaware declines to accept jurisdiction over a particular matter, any federal or state court sitting in the State of Delaware and any federal or state appellate court therefrom), and each of the Parties hereto hereby irrevocably consents to the exclusive jurisdiction of such courts in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any Party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each Party agrees that service of process on such Party as provided in Section 6.01 shall be deemed effective service of process on such Party.

Section 6.11.  WAIVER OF JURY TRIAL.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 6.12.  Termination.  Notwithstanding any provision of this Agreement to the contrary, the Board of Directors of L Brands may, in its sole discretion and without the approval of VS or any other Person, at any time prior to the Distribution terminate this Agreement and the Ancillary Agreements or abandon the Distribution, whether or not it has theretofore approved this Agreement and the Ancillary Agreements or the Distribution.  In the event this Agreement and the Ancillary Agreements are terminated pursuant to the preceding sentence, this Agreement and the Ancillary Agreements shall forthwith become void and neither Party nor any of its Affiliates or its or their directors or officers shall have any liability or further obligation to the other Party or its Affiliates or any other Person by reason of this Agreement or the Ancillary Agreements.  After the Distribution Time, this Agreement may not be terminated except by an agreement in writing signed by a duly authorized officer of each of the Parties.

Section 6.13.  Severability.  If any one or more of the provisions contained in this Agreement should be declared invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained in this Agreement shall not in any way be affected or impaired thereby.  Upon such a declaration, the Parties shall modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner so that the transactions contemplated hereby are consummated as originally contemplated to the fullest extent possible.

Section 6.14.  Survival.  All covenants and agreements of the Parties contained in this Agreement, and Liability for the breach of any obligations contained herein, shall survive the Distribution Date indefinitely, unless a specific survival or other applicable period is expressly set forth herein.

Section 6.15.  Captions.  The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.

Section 6.16.  Interpretation.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of its authorship of any of the provisions of this Agreement.

Section 6.17.  Specific Performance.  Each Party to this Agreement acknowledges and agrees that damages for a breach or threatened breach of any of the provisions of this Agreement would be inadequate and irreparable harm would occur.  In recognition of this fact, each Party agrees that, if there is a breach or threatened breach, in addition to any and all other rights and remedies at law or in equity, the other nonbreaching Party to this Agreement, without posting any bond, shall be entitled to seek and obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction, attachment, or any other equitable remedy which may then be available to obligate the breaching Party (i) to perform its obligations under this Agreement or (ii) if the breaching Party is unable, for whatever reason, to perform those obligations, to take any other actions as are necessary, advisable or appropriate to give the other Party to this Agreement the economic effect which comes as close as possible to the performance of those obligations (including transferring, or granting liens on, the assets of the breaching Party to secure the performance by the breaching Party of those obligations).

Section 6.18.  Performance.  Each Party shall cause to be performed, and shall guarantee the performance of, all actions, agreements and obligations set forth herein to be performed by any member of such Party’s Group.

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IN WITNESS WHEREOF the Parties have caused this Agreement to be duly executed by their respective authorized officers as of the date first above written.

L BRANDS, INC.

By:	/s/ Andrew Meslow
	Name:	Andrew Meslow
	Title:	Chief Executive Officer

VICTORIA’S SECRET & CO.

By:	/s/ Martin Waters
	Name:	Martin Waters
	Title:	Chief Executive Officer